CREDIT AGREEMENT



                         dated as of December 18, 1996,


                                  by and among


                               MARKEL CORPORATION

                                  as Borrower,

                         the Lenders referred to herein,


                                       and


                   FIRST UNION NATIONAL BANK OF NORTH CAROLINA

                                    as Agent

         THIS CREDIT AGREEMENT is dated as of the 18th day of December, 1996, by and among MARKEL CORPORATION, a corporation organized under the laws of the Commonwealth of Virginia (the "Borrower"), the Lenders who are or may become parties to this Agreement (the "Lenders"), and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association (the "Agent"), as Agent for the Lenders.

                              STATEMENT OF PURPOSE

         The Borrower has requested, and the Lenders have agreed to make, certain revolving credit loans and term loans to the Borrower on the terms and conditions contained in this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         Section 1.1. Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

         "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means (a) the power to vote twenty percent (20%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no individual shall be deemed an Affiliate of a specified Person solely by reason of his or her being a director, officer or employee of such specified Person or any of its Subsidiaries.

         "Agent" means First Union in its capacity as Agent hereunder, and any successor thereto appointed pursuant to Section 12.9.

         "Agent's Fee Letter" means that certain letter agreement, dated September 23, 1996, between the Borrower and the Agent, relating to certain fees from time to time payable by the Borrower to the Agent, together with all amendments and modifications thereto.

         "Agent's Office" means the office of the Agent specified in or determined in accordance with the provisions of Section 13.1.

         "Aggregate Revolving Credit Commitment" means the aggregate amount of the Lenders' Revolving Credit Commitments hereunder, as such amount may be reduced from time to time pursuant to Section 2.5. On the Closing Date, the Aggregate Revolving Credit Commitment shall be One Hundred Fifty Million Dollars ($150,000,000.00).

         "Agreement" means this Credit Agreement, as amended or modified from time to time.

         "A. M. Best" means A. M. Best & Company and any successor thereto.

         "Annual Statement" means, with respect to any Insurance Company Subsidiary, the statutory annual financial statement of such Insurance Company Subsidiary as is required to be filed with the applicable Governmental Authority of its state of domicile, together with all exhibits and schedules filed therewith. References herein to items on particular pages, lines, columns, exhibits and schedules to an Annual Statement are based on the format promulgated by the National Association of Insurance Commissioners for 1995 Statutory Annual Statements, and if such format is changed in future years so that different information is contained in such items or they no longer exist, it is understood and agreed that the reference contained herein is to the item of information consistent with that reported in the referenced item in the 1995 Annual Statement of such Insurance Company Subsidiary.

         "Applicable Category" means the applicable category of senior debt credit ratings for the Borrower in effect from time to time as indicated below:


     Applicable Category                                             Credit Ratings
                                          Moody's                          S&P                       Duff & Phelps
------------------------------ -----------------------------  -----------------------------  -----------------------------
Category 1                     Equal to or higher             Equal to or higher             Equal to or higher
                               than A1                        than A+                        than A+
Category 2                     A2 or A3                       A or A-                        A or A-
Category 3                     Baa1                           BBB+                           BBB+
Category 4                     Baa2                           BBB                            BBB
Category 5                     Baa3                           BBB-                           BBB-
Category 6                     Ba1                            BB+                            BB+
Category 7                     Lower than Ba1                 Lower than BB+                 Lower than BB+
------------------------------ -----------------------------  -----------------------------  -----------------------------


For purposes of determining the Applicable Category at any time (a) if two of the credit ratings established by Moody's, S&P and Duff & Phelps fall within one category and the third falls within another category, all such credit ratings shall be deemed to fall within the category in which the two credit ratings fall, (b) if all three of the credit ratings established by Moody's, S&P and Duff & Phelps fall within different categories, all such credit ratings shall be deemed to fall in the middle category, (c) if only two such rating agencies have issued credit ratings, (i) if they fall within the same category, the Applicable Category shall be the applicable category for such credit ratings, and (ii) if they fall within different categories, the Applicable Category shall be (x) the higher applicable category if the applicable credit ratings are not more than two categories apart and neither of the credit ratings is below Category 5, or
(y) the lower applicable category if the applicable credit ratings are more than two categories apart or either of the credit ratings is below Category 5, (d) if only one such rating agency has issued a credit rating, the Applicable Category shall be the applicable category for such credit rating, and (e) if any credit rating established by Moody's, S&P or Duff & Phelps changes (other than as a result of a change in the rating system of Moody's, S&P or Duff & Phelps), such change (and any corresponding change in the Applicable Category, the Applicable

Margin, the interest rates applicable to the Revolving Credit Loans and the Term Loans, and the Revolving Credit Fee Percentage) shall be effective as of the date which is ten (10) Business Days after the day on which the credit rating change is first announced by the applicable rating agency. If the rating system of Moody's, S&P or Duff & Phelps changes, or if any such rating agency ceases to be in the business of rating corporate debt obligations, the Borrower and the Lenders agree to negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or non-availability of ratings from such rating agency.

         "Applicable Law" means all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

         "Applicable Margin" means, with respect to each type of Loan, the per annum percentage set forth below such type of Loan and opposite the Applicable Category in effect from time to time:


     Applicable Category                                            Applicable Margin
                                      Base Rate Loan                  CD Rate Loan                  LIBOR Rate Loan
------------------------------ -----------------------------  -----------------------------  -----------------------------
Category 1                                  0%                          .325%                          .20%
Category 2                                  0%                          .35%                           .225%
Category 3                                  0%                          .375%                          .25%
Category 4                                  0%                          .525%                          .40%
Category 5                                  0%                          .625%                          .50%
Category 6                                  0%                          .750%                          .625%
Category 7                                  0%                          .875%                          .750%
------------------------------ -----------------------------  -----------------------------  -----------------------------


         "Assessment Rate" means, for any day, the net annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as well capitalized and within supervisory subgroup "(A)" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Section 327.4(a)(1)(i) and (2)(i) (or any successor provision) to the FDIC for the FDIC's insuring time deposits at offices of such institution in the United States.

         "Assignment and Acceptance" shall have the meaning assigned thereto in
Section 13.10(b)(iii).

         "Base Rate" means, at any time, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus 1/2 of 1% per annum; and each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

         "Base Rate Loan" means any Revolving Credit Loans or Term Loans while bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

         "Borrower" means Markel Corporation, a Virginia corporation, in its capacity as borrower hereunder.

         "Business Day" means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

          "Capital Lease" means, with respect to the Borrower and its Subsidiaries, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

         "Capital Lease Obligation" means the amount that should, in accordance with GAAP, be reported as a liability on the balance sheet of the lessee with respect to a Capital Lease.

         "CD Base Rate" means, with respect to any CD Rate Loan for the Interest Period applicable thereto, the interest rate per annum (expressed as a decimal and rounded upward, if necessary, to the next higher 1/100th of 1%) determined by the Agent to be the prevailing rate bid, at 10:00 a.m. (Charlotte time), or as soon thereafter as practicable, on the Business Day on which the applicable Interest Period commences, offered by two (2) or more certificate of deposit dealers of recognized standing for the purchase at face value from First Union of its negotiable certificates of deposit having a maturity comparable to the duration of the applicable Interest Period and in the approximate amount of such CD Rate Loan. If no such bids or offers are generally available or if the Agent determines that it is impossible or impractical for First Union actually to obtain such bids or offers from certificate of deposit dealers, then the Agent shall be entitled to determine the CD Base Rate by estimating in its reasonable judgment the interest rate per annum (as described above) that would be applicable if such bids and offers were generally available.

         "CD Rate" means, with respect to any CD Rate Loan for the Interest Period applicable thereto, an interest rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) determined by the Agent pursuant to the following formula:

 CD Rate              =            CD Base Rate            + Assessment Rate
                        1.00 - CD Reserve Percentage

The CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate or the CD Reserve Percentage.

         "CD Rate Loan" means any Revolving Credit Loans or Term Loans while bearing interest at a rate based upon the CD Rate as provided in Section 4.1(a).

         "CD Reserve Percentage" means, for any day, the percentage (expressed as a decimal and rounded upward, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Federal Reserve Board (or any successor), for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) with respect to new non-personal time deposits in Dollars in the United States of America having a maturity comparable to the duration of the applicable Interest Period and in an amount of $100,000 or more for a member bank of the Federal Reserve System in New York City.

         "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Article 5 shall be satisfied or waived in all respects in a manner acceptable to the Agent, in its sole discretion.

         "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

         "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

         "Consolidated Debt" means, with respect to the Borrower and its Subsidiaries at any date, the Debt of the Borrower and its Subsidiaries, determined on a consolidated basis as of such date, including, without limitation, all Debt outstanding under this Agreement and all Debt incurred in connection with the acquisition of any Pledged Subsidiary.

         "Consolidated Subsidiary" means a Subsidiary of the Borrower, the accounts of which would be consolidated with those of the Borrower in the Consolidated financial statements of the Borrower and its Subsidiaries in accordance with GAAP.

         "Consolidated Total Capital" means, with respect to the Borrower and its Subsidiaries at any date, the sum of Consolidated Debt and Stockholders' Equity; provided, that for purposes of this definition only, in determining Consolidated Debt, clauses (d), (e), (f) and (g) of the definition of Debt shall be disregarded.

         "Contingent Obligation" means, with respect to the Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Contingent Obligation shall not include (i) obligations under insurance or reinsurance policies, or (ii) endorsements for collection or deposit in the ordinary course of business.

         "Credit Facility" means, collectively, the Revolving Credit Facility and the Term Loans.

         "Debt" means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money, including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person and obligations incurred in connection with the acquisition of Pledged Subsidiaries, (b) all obligations to pay the deferred purchase price of property or services of any such Person (other than trade payables due from such Person and arising in the ordinary course of business), (c) all Capital Lease Obligations of such Person, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Contingent Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relating to the face amount of letters of credit, whether or not drawn, and banker's acceptances issued for the account of any such Person, but excluding any obligation relating to an undrawn letter of credit if the undrawn letter of credit is issued in connection with a liability for which a reserve has been established by the Borrower or the applicable Subsidiary in accordance with GAAP, and (g) all obligations incurred by any such Person pursuant to Hedging Agreements which are due and payable; provided, that the term Debt shall not include any Qualified Debt Obligations.

         "Default" means any of the events specified in Section 11.1, which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

         "Defaulting Lender" shall have the meaning assigned thereto in Section 4.12.

         "Derivative Agreement" means a Hedging Agreement or any other agreement of the Borrower relating to a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

         "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

         "Duff & Phelps" means Duff & Phelps Credit Rating Co. and any successor thereto.

         "Eligible Assignee" means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of $500,000,000, (b) a finance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and which has total assets in excess of $1,000,000,000, (c) already a Lender hereunder (whether as an original party to this Agreement or as the permitted assignee of another Lender), (d) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, or (e) any other Person that has been approved in writing as an Eligible Assignee by the Borrower and the Required Lenders, which approval of the Required Lenders shall not be unreasonably withheld.

         "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

         "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of any court or Governmental Authority, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials. Environmental Laws include, without limitation, the

Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. ss. 331 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. ss. 300 et seq.), the Environmental Protection Agency's regulations relating to underground storage tanks (40 C.F.R. Parts 280 and 281), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 et seq.), analogous state statutes, and the rules and regulations promulgated under the foregoing, as such statutes, rules and regulations are amended or modified from time to time.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

         "ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

         "Eurodollar Reserve Percentage" means, for any day, the percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Rate Loans is determined or any category of extensions of credit or other assets that includes loans by a non-United States office of any Lender to United States residents).

         "Event of Default" means any of the events specified in Section 11.1, provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

         "Existing Credit Facilities" means, collectively, the credit facility provided to the Borrower under the Revolving Credit Agreement made as of May 20, 1994, by and between the Borrower and First Union, the credit facility provided to the Borrower under the Revolving Credit Agreement made as of May 20, 1994, by and between the Borrower and The Chase Manhattan Bank (National Association) and the credit facility provided to the Borrower under the Revolving Credit Agreement made as of May 20, 1994, by and between the Borrower and Crestar Bank.

         "FASB 115" means Statement No. 115 (Accounting for Certain Investments in Debt and Equity Securities) issued by the Financial Accounting Standards Board.

         "FDIC" means the Federal Deposit Insurance Corporation and any successor thereto.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to First Union National Bank of North Carolina for such day on such transactions as determined by the Agent.

         "First Union" means First Union National Bank of North Carolina, a national banking association, and its successors.

         "Fiscal Quarter" means any fiscal quarter of the Borrower and its Subsidiaries.

         "Fiscal Year" means any fiscal year of the Borrower and its Subsidiaries ending on December 31.

         "Fixed Rate Loan" means any CD Rate Loan or LIBOR Rate Loan.

         "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

         "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass or pose a health or safety hazard to persons or neighboring properties,
(f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

         "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower under this Agreement, and any confirming letter executed pursuant to such hedging agreement, all as amended or modified from time to time.

     "Insurance Company Subsidiary" means a Subsidiary of the Borrower which is a licensed insurance company, including Evanston Insurance Company, Markel American Insurance Company, Essex Insurance Company, Markel Insurance Company, Lincoln Insurance Company, Investors Insurance Company of America, Carlisle Insurance Company and Investors Special Risk Insurance Company.

         "Interest Period" means (i) with respect to any CD Rate Loan, the period beginning on the date such CD Rate Loan is made or continued as or converted to a CD Rate Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as the Borrower may elect, and (ii) with respect to any LIBOR Rate Loan, the period beginning on the date such LIBOR Rate Loan is made or continued as or converted to a LIBOR Rate Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as the Borrower may elect; provided that
(a) each successive Interest Period with respect to a Fixed Rate Loan shall commence on the date on which the next preceding Interest Period expires; (b) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (d) no Interest Period relating to any Revolving Credit Loans shall extend beyond the Revolving Credit Termination Date, and no Interest Period relating to any Terms Loans shall extend beyond the Term Loan Maturity Date; and (e) Interest Periods with respect to the Term Loans shall be selected by the Borrower so as to permit the Borrower to make the scheduled principal repayments of the Term Loans under
Section 3.3(a) without the payment of any amounts pursuant to Section 4.9.

         "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.10.

         "Lending Office" means, with respect to any Lender, the office of such Lender maintaining such Lender's Loans hereunder.

         "LIBOR" means, with respect to any LIBOR Rate Loan for the Interest Period applicable thereto, the rate for deposits in Dollars for a period equal to such Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time), two (2) Business Days prior to the commencement of the applicable Interest Period. If, for any reason, such rate is not available, then "LIBOR" shall mean the rate per annum at which, as determined by the Agent, Dollars in the amount of $5,000,000 are being offered to leading banks at approximately 11:00 a.m. (London time), two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period applicable thereto.

         "LIBOR Rate" means, with respect to any LIBOR Rate Loan for the Interest Period applicable thereto, an interest rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) determined by the Agent pursuant to the following formula:

          LIBOR Rate                =                         LIBOR
                      1.00 - Eurodollar Reserve Percentage

         "LIBOR Rate Loan" means any Revolving Credit Loans or Term Loans while bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind with respect to such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

         "Liquid Assets" of any Person at any time means such Person's cash, cash equivalents and securities constituting direct obligations of the United States or of any agency of the United States (to the extent the obligations of such agency are backed by the full faith and credit of the United States); provided, that the term Liquid Assets shall not include any such cash, cash equivalents or securities which are subject to a Lien.

         "Loans" means, collectively, the Revolving Credit Loans and the Term Loans; "Loan" means any of such Loans.

         "Loan Documents" means, collectively, this Agreement, the Revolving Credit Notes, the Term Notes, any Hedging Agreement executed by any Lender, and each other document, instrument and agreement executed and delivered by the Borrower, its Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended or modified from time to time.

         "Margin Stock" shall have the meaning assigned to such term in Regulation U.

         "Material Adverse Effect" means, with respect to the Borrower and its Subsidiaries, a material adverse effect on the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole.

         "Material Contract" means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $10,000,000, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect; provided that the term Material Contract shall not include any insurance or reinsurance policy or contract.

         "Material Subsidiary" means any Consolidated Subsidiary of the Borrower whose total assets (excluding intercompany accounts) are in excess of ten percent (10%) of the total assets of the Borrower and its Consolidated Subsidiaries, with any determination being made as at the end of the most recently completed Fiscal Quarter for which Consolidated financial statements have been prepared, except to the extent that the principal financial officers of the Borrower have actual knowledge to the contrary based on developments or transactions since such date.

         "Material Pension Plan" means a Pension Plan or Pension Plans having Unfunded Liabilities in excess of $15,000,000.

         "Moody's" means Moody's Investors Services, Inc. and any successor thereto.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a) (3) of ERISA to which the Borrower or any ERISA Affiliate is making, is accruing an obligation to make or has made contributions within the preceding six years.

         "Notes" means, collectively, the Revolving Credit Notes and the Term Notes, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; "Note" means any of such Notes.

         "Notice of Account Designation" means a written notice from the Borrower to the Agent which is duly signed on behalf of the Borrower and which designates one or more accounts of the Borrower to which the Agent is authorized to disburse the proceeds of Revolving Credit Loans.

         "Notice of Borrowing" shall have the meaning assigned thereto in
Section 2.2(a).

         "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 4.2.

         "Notice of Repayment" shall have the meaning assigned thereto in
Section 2.3(c).

         "Notice Regarding Term Loans" shall have the meaning assigned thereto in Section 3.2(a).

         "Obligations" means, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) all payment and other obligations owing by the Borrower to any Lender or the Agent under any Hedging Agreement and (c) all other fees and commissions (including attorneys' fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Agent, the Lenders, or any of them, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of this Agreement, any Note or any of the other Loan Documents.

         "Other Taxes" shall have the meaning assigned thereto in Section
4.11(b).

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

         "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or
Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of its current or former ERISA Affiliates.

         "Permitted Liens" means (i) Liens described on Schedule 10.2; (ii) Purchase Money Liens; (iii) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches only to such asset and that such Lien attaches to such asset concurrently with or within ninety (90) days after the acquisition thereof; (iv) any Lien existing on any asset of any corporation at the time such corporation becomes a Subsidiary and not created in contemplation of such event; (v) any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event; (vi) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition; (vii) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses, provided that such Debt is not increased and is not secured by any additional assets; (viii) Liens arising in the ordinary course of business of the Borrower and its Subsidiaries (including Liens arising in the ordinary course of the insurance business of the Borrower and its Subsidiaries) which do not secure Debt and do not in the aggregate materially detract from or impair the use or value of the asset or assets subject thereto; (ix) Liens on cash and cash equivalents securing obligations under Derivative Agreements entered into for bona fide hedging purposes as long as the aggregate amount of cash and cash equivalents subject to such Liens does not at any time exceed $25,000,000; (x) any Liens on securities securing repurchase obligations of the Borrower or a Subsidiary relating to those securities as long as such Liens arise in the ordinary course of business and as long as such Liens are in amounts and otherwise are on terms consistent with then existing practices in the repurchase agreement market; (xi) any Liens on securities or cash of any Insurance Company Subsidiary which secure its obligations as a reinsurer; and (xii) any Liens not otherwise permitted by the foregoing clauses securing Debt in an aggregate principal amount at any time outstanding not to exceed five percent (5%) of Stockholders' Equity.

         "Person" means an individual, corporation, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof specifically listed herein.

         "Pledged Subsidiary" means a Subsidiary of the Borrower, any of the capital stock of which is subject to a Purchase Money Lien or any other Lien.

         "Prime Rate" means, at any time, the rate of interest per annum publicly announced from time to time by First Union as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by First Union as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

         "Purchase Money Lien" means (i) any mortgage, pledge, hypothecation, lien, encumbrance, charge or security interest of any kind upon any capital stock of any Insurance Company Subsidiary of the Borrower acquired after the date hereof, if such purchase money lien is given for the purpose of financing, and does not exceed, the cost to the Borrower or any Subsidiary of acquiring the capital stock or property of the acquired Insurance Company Subsidiary and such financing is effected concurrently with, or within six months after, the date of such acquisition, and (ii) any extension, renewal or refinancing of any such Purchase Money Lien as long as the principal amount of obligations secured thereby does not exceed the principal amount of obligations secured immediately prior to such extension, renewal or refinancing.

         "Qualified Debt Obligations" means, without duplication, (a) Debt securities of the

Borrower, provided that the terms of any such Debt security (i) permit the deferral of principal and interest payments for a period of up to five years (but not beyond the maturity date), as elected by the Borrower, (ii) have a maturity for payment of principal of not less than ten (10) years after the date of issuance, and (iii) include provisions making the Debt security expressly subordinate to all other Debt of the Borrower; (b) preferred securities issued by a Subsidiary, the sole purpose of which is to issue such preferred securities and invest the proceeds thereof in Debt securities of the type described in clause (a) above, and which preferred securities are payable solely out of the proceeds of payments on account of such Debt securities; and (c) the obligations recorded on the Consolidated balance sheet of the Borrower and its Subsidiaries with respect to Debt securities of the type described in clause (a) above and preferred securities of the type described in clause (b) above.

         "Quarterly Statement" means, with respect to any Insurance Company Subsidiary, the statutory quarterly financial statement of such Insurance Company Subsidiary as is required to be filed with the applicable Governmental Authority of its state of domicile, with all exhibits and schedules filed therewith.

         "Register" shall have the meaning assigned thereto in Section 13.10(d).

         "Regulated Allowable Dividends" means, for any Fiscal Year, the difference between (x) the aggregate maximum amount of dividends (other than policyholder dividends) permitted under Applicable Law to be paid by the Insurance Company Subsidiaries to the Borrower during such Fiscal Year without the necessity of any approval or other action of any Governmental Authority, and
(y) all such dividends attributable to Pledged Subsidiaries.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System of the United States.

         "Required Lenders" means (i) on any date on or before the Revolving Credit Termination Date, any combination of Lenders which have Revolving Credit Commitment Percentages which total at least fifty-one percent (51%), and (ii) on any date after the Revolving Credit Termination Date, any combination of Lenders which hold Term Loans with a total outstanding principal balance equal to at least fifty-one percent (51%) of the outstanding principal balance of all Term Loans.

         "Restricted Margin Stock" means Margin Stock owned by the Borrower or any Subsidiary which represents not more than 33-1/3% of the aggregate value (determined in accordance with Regulation U), on a consolidated basis, of the property and assets of the Borrower and its Subsidiaries (other than any Margin Stock) that is subject to the provisions of Sections 10.2 and 10.3.

         "Revolving Credit Commitment" means, as to any Lender, the obligation of such Lender to make Revolving Credit Loans to the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth below such Lender's name on the signature pages hereto, as the same may be reduced or modified at any time or from time to time pursuant to Section 2.5 or
Section 13.10.

         "Revolving Credit Commitment Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Revolving Credit Commitment of such Lender to (b) the Aggregate Revolving Credit Commitment of all of the Lenders; provided that, at any time after the removal of a Lender pursuant to subclause (A) of Section 2.3(a) which is not replaced, each Lender's Revolving Credit Commitment Percentage shall mean the ratio of the Revolving Credit Commitment of such Lender to the aggregate Revolving Credit Commitments of all remaining Lenders.

         "Revolving Credit Facility" means the revolving credit facility established pursuant to Article 2.

         "Revolving Credit Facility Fee" shall have the meaning assigned thereto in Section 4.3(a).

         "Revolving Credit Fee Payment Dates" means December 31, 1996, and the last Business Day of each March, June, September, and December thereafter occurring prior to the Revolving Credit Termination Date.

         "Revolving Credit Fee Percentage" means the percentage determined by reference to the Applicable Category in effect from time to time as provided in the following table:


      Applicable Category                 Revolving Credit Fee Percentage
          Category 1                                   .07%
          Category 2                                   .10%
          Category 3                                   .125%
          Category 4                                   .15%
          Category 5                                   .225%
          Category 6                                   .25%
          Category 7                                   .375%
          -------------------------------  ---------------------------------


         "Revolving Credit Loans" means the revolving credit loans made to the Borrower pursuant to Section 2.1; "Revolving Credit Loan" means any of such revolving credit loans.

         "Revolving Credit Notes" means the separate Revolving Credit Notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A hereto, evidencing the Revolving Credit Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; "Revolving Credit Note" means any of such Revolving Credit Notes.

         "Revolving Credit Termination Date" means October 1, 1998; provided that the Revolving Credit Termination Date may be extended to October 1, 1999, upon the terms and subject to the conditions contained in Section 2.3(a).

         "SAP" means, with respect to any Insurance Company Subsidiary, the accounting practices and procedures required to be complied with by such Insurance Company Subsidiary under the statutes of its state of domicile and under the rules and regulations of the applicable Governmental Authority of that state.

         "SEC" means the Securities and Exchange Commission and any successor thereto.

          "Statutory Surplus" means, with respect to each Insurance Company Subsidiary, the

"surplus as regards policyholders" as of the end of each of its fiscal quarters, as reported on line 25, page 3, column 1 of the Annual Report of such Insurance Company Subsidiary in the case of calculations made as of the last day of any fiscal year of such Insurance Company Subsidiary, and as reported on the applicable Quarterly Statement of such Insurance Company Subsidiary in the case of calculations made as of the last day of any first, second or third quarter of such Insurance Company Subsidiary.

         "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc.

         "Stockholders' Equity" means, with respect to the Borrower and its Subsidiaries at any date, the stockholders' equity of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, provided that, for purposes hereof, Stockholders' Equity shall be determined without regard to the requirements of FASB 115.

         "Subsidiary" means as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to "Subsidiary" or "Subsidiaries" herein shall refer to those of the Borrower.

         "Taxes" shall have the meaning assigned thereto in Section 4.11(a).

         "Term Loan Commitment" means, as to any Lender, the obligation of such Lender to make a Term Loan to the Borrower hereunder in a maximum principal amount not to exceed the amount set forth below such Lender's name on the signature pages hereto.

         "Term Loan Maturity Date" means January 2, 2003.

         "Term Loan Percentage" means, as to any Lender at any time, the ratio of (a) the amount of the Term Loan Commitment of such Lender to (b) the aggregate Term Loan Commitments of all of the Lenders; provided that, at any time after the removal of a Lender pursuant to subclause (A) of Section 2.3(a) which is not replaced, each Lender's Term Loan Percentage shall mean the ratio of the Term Loan Commitment of such Lender to the aggregate Term Loan Commitments of all remaining Lenders.

         "Term Loans" means the term loans made to the Borrower pursuant to
Section 3.1; "Term Loan" means any of such term loans.

         "Term Notes" means the separate Term Notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit B hereto, evidencing the Term Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part; "Term Note" means any of such Term Notes.

         "Termination Event" means:  (a) a "Reportable Event" described in
Section 4043 of ERISA which is required to be reported to the PBGC, or (b) the withdrawal of the Borrower or any ERISA

Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a) (2) of ERISA, or (c) the termination of a Material Pension Plan, the filing of a notice of intent to terminate a Material Pension Plan or the treatment of a Material Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, or
(g) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

         "Unfunded Liabilities" means, with respect to any Pension Plan at any time, the amount, if any, by which (i) the value of all benefit liabilities under such Pension Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Pension Plan, but only to the extent that such excess represents a potential liability of a member of the applicable ERISA group to the PBGC or any other Person under Title IV of ERISA.

         "United States" means the United States of America.

         "Unregulated Allowable Dividends" means for each Subsidiary which is not an Insurance Company Subsidiary, at any date, the lower of such Subsidiary's
(x) retained earnings, and (y) Liquid Assets.

         "Unrestricted Margin Stock" means any Margin Stock owned by the Borrower or any Subsidiary which is not Restricted Margin Stock.

         "Wholly-Owned" means, with respect to a Subsidiary, a Subsidiary all of the shares of capital stock or other ownership interests of which are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

         Section 1.2. General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

         Section 1.3.  Other Definitions and Provisions.

         (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

         (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                    ARTICLE 2

                            REVOLVING CREDIT FACILITY

         Section 2.1. Revolving Credit Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Revolving Credit Loans to the Borrower from time to time from the Closing Date through the Revolving Credit Termination Date as requested by the Borrower in accordance with the terms of Section 2.2; provided that (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Aggregate Revolving Credit Commitment, and (b) the principal amount of outstanding Revolving Credit Loans from any Lender to the Borrower shall not at any time exceed such Lender's Revolving Credit Commitment. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender's Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Termination Date.

         Section 2.2.  Procedure for Advances of Loans.

         (a) Requests for Borrowing. The Borrower shall give the Agent irrevocable prior written notice in the form attached hereto as Exhibit C (a "Notice of Borrowing"), not later than 11:00 a.m. (Charlotte time) (i) at least one (1) Business Day before the Revolving Credit Loans are to be advanced in the event that the Revolving Credit Loans will initially be made as Base Rate Loans,
(ii) at least two (2) Business Days before the Revolving Credit Loans are to be advanced in the event that the Revolving Credit Loans will initially be made as CD Rate Loans, and (iii) at least three (3) Business Days before the Revolving Credit Loans are to be advanced in the event that the Revolving Credit Loans will initially be made as LIBOR Rate Loans, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (x) with respect to Base Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and (y) with respect to Fixed Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (C) whether the Revolving Credit Loans are initially to be Base Rate Loans, CD Rate Loans or LIBOR Rate Loans, and (D) in the case of CD Rate Loans or LIBOR Rate Loans, the duration of the initial Interest Period applicable thereto. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Agent shall promptly notify the Lenders of its receipt of each Notice of Borrowing. The Borrower acknowledges and agrees that no Revolving Credit Loans shall be permitted to bear interest based on the CD Rate or the LIBOR Rate until three (3) Business Days after the Closing Date.

         (b) Disbursement of Loans. Not later than 1:00 p.m. (Charlotte time) on the proposed borrowing date, each Lender will make available to the Agent, for the account of the Borrower, at the office of the Agent in funds immediately available to the Agent, such Lender's Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.2 in immediately available funds by crediting such proceeds to a deposit account of the Borrower maintained with the Agent or by wire transfer to such account as may be agreed upon by the Borrower and the Agent from time to time which account must be specified on the most recent Notice of Account Designation delivered to the Agent. Subject to the terms of the next paragraph, the Agent shall not be obligated to disburse a Lender's ratable portion of any Revolving Credit Loans requested pursuant to this Section 2.2 until such Lender shall have made available to the Agent its ratable portion of such Revolving Credit Loans.

                  Unless the Agent shall have received written notice from a Lender prior to 1:00 p.m. (Charlotte time) on a proposed borrowing date with respect to Revolving Credit Loans that such Lender will not make available to the Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Agent may assume that such Lender has made such portion available to the Agent in immediately available funds on the proposed borrowing date as provided above, and the Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Agent, and the Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, (i) in the case of such Lender, at the Federal Funds Rate, and (ii) in the case of the Borrower, at the rate of interest applicable at such time to the Revolving Credit Loans comprising such borrowing. If such Lender shall pay to the Agent such corresponding amount, such amount shall constitute such Lender's Revolving Credit Loan as part of such borrowing for purposes of this Agreement.

                  The obligations of the Lenders under this Agreement to make the Loans are several and are not joint and several. The failure of any Lender to make its ratable portion of any Loan available shall not relieve it or any other Lender of its obligation, if any, hereunder to make its ratable portion of such Loan available on the applicable borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its ratable portion of such Loan available on the borrowing date.

         Section 2.3.  Repayment of Revolving Credit Loans.

         (a) Repayment on Revolving Credit Termination Date; Extension of Revolving Credit Termination Date. The Borrower shall repay the outstanding principal amount of all Revolving Credit Loans in full, together with all accrued but unpaid interest thereon, on the Revolving Credit Termination Date or on the date of any earlier termination of the Revolving Credit Facility. As long as no Default or Event of Default then exists, the Revolving Credit Termination Date may be extended from October 1, 1998, to October 1, 1999, if, but only if,
(i) the Borrower sends a written notice to the Agent requesting such an extension not earlier than July 1, 1998, and not later than August 1, 1998, and
(ii) the Agent and each of the Lenders agrees, in each case in its sole and absolute discretion, in writing to the requested extension on or before September 15, 1998. In the event that (i) the Borrower sends a written notice to the Agent requesting such an extension of the Revolving Credit Termination Date as provided above, (ii) the Agent and one or more Lenders agree in writing to the requested extension as provided above, and (iii) one or more Lenders (each, an "Objecting Lender") do not agree to the requested extension as required by the preceding sentence, the Revolving Credit Termination Date may nonetheless be extended from October 1, 1998, to October 1, 1999, if: (A) in the event that no Revolving Credit Loans are then outstanding, (x) the Borrower has replaced each such Objecting Lender with an Eligible Assignee acceptable to the Agent pursuant to the assignment and assumption provisions of Section 13.10(b) and each such Eligible Assignee is willing to extend the Revolving Credit Termination Date to October 1, 1999, or (y) the Borrower and the Agent have agreed to remove any one or more such Objecting Lenders which have not been replaced as Lenders hereunder as provided above and to reduce permanently the Aggregate Revolving Credit Commitment by the Revolving Credit Commitment of each such Objecting Lender which has not been replaced; or (B) in the event that any Revolving Credit Loans are then outstanding, the Borrower has replaced each such Objecting Lender with an Eligible Assignee acceptable to the Agent pursuant to the assignment and assumption provisions of Section 13.10(b) and each such Eligible Assignee is willing to extend the Revolving Credit Termination Date to October 1, 1999.

         (b) Mandatory Repayment of Excess Loans. If at any time the outstanding principal amount of all Revolving Credit Loans exceeds the Aggregate Revolving Credit Commitment, the Borrower shall repay immediately upon notice from the Agent, by payment to the Agent for the account of the Lenders, the Revolving Credit Loans in an amount equal to such excess. Each such repayment shall be accompanied by accrued interest on the amount repaid and any amount required to be paid pursuant to Section 4.9.

         (c) Optional Repayments. The Borrower may at any time and from time to time repay, without premium or penalty except as provided in (d) below, the Revolving Credit Loans, in whole or in part, upon at least one (1) Business Day's irrevocable written notice to the Agent with respect to Base Rate Loans, two (2) Business Days' irrevocable written notice to the Agent with respect to CD Rate Loans, and three (3) Business Days' irrevocable written notice to the Agent with respect to LIBOR Rate Loans, in each case given not later than 11:00 a.m. (Charlotte time) on the applicable Business Day, which written notice shall be in the form attached hereto as Exhibit D (a "Notice of Repayment") and which written notice shall specify the date and amount of repayment and whether the repayment is of Base Rate Loans, CD Rate Loans, LIBOR Rate Loans, or a combination thereof, and, if a combination thereof, the amount allocable to each. Upon receipt of such notice, the Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans, and $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Fixed Rate Loans.

         (d) Limitation on Repayment of Fixed Rate Loans. The Borrower may not repay or prepay the Revolving Credit Loans while they constitute Fixed Rate Loans on any day other than the last day of an Interest Period applicable thereto unless such repayment or prepayment is accompanied by any amount required to be paid in connection therewith pursuant to Section 4.9.

         Section 2.4. Revolving Credit Notes. Each Lender's Revolving Credit Loans and the obligation of the Borrower to repay such Revolving Credit Loans shall be evidenced by a Revolving Credit Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Revolving Credit Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made and to be made by such Lender to the Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Revolving Credit Note shall be dated the Closing Date and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

         Section 2.5.  Permanent Reduction of the Aggregate Commitment.

         (a) The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days' prior written notice to the Agent, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty except as provided herein, the Aggregate Revolving Credit Commitment in an aggregate principal amount not less than $5,000,000 or any whole multiple of $5,000,000 in excess thereof. Each permanent reduction permitted pursuant to this Section 2.5(a) shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans of the Lenders after such reduction to the Aggregate Revolving Credit Commitment as so reduced and by payment of accrued interest on the amount of such repaid principal. Any reduction of the Aggregate Revolving Credit Commitment to zero shall, if such reduction is permanent, result in the termination of the Revolving Credit Commitments and the Revolving Credit Facility and shall be accompanied by a payment of all accrued fees.

         (b) In the event that a Lender is removed as a Lender hereunder as provided in subclause (A) of Section 2.3(a) and not replaced, the Aggregate Revolving Credit Commitment shall be permanently reduced by an amount equal to such Lender's Revolving Credit Commitment.

         (c) If any reduction of the Aggregate Revolving Credit Commitment requires the repayment of any Fixed Rate Loan, such reduction may be made only on the last day of the then current Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid in connection therewith pursuant to Section 4.9.

         Section 2.6. Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the earliest of (a) the Revolving Credit Termination Date, (b) the date of termination by the Borrower pursuant to
Section 2.5(a), and (c) the date of termination by the Agent on behalf of the Lenders pursuant to Section 11.2(a).

         Section 2.7. Use of Proceeds. The Borrower shall use the proceeds of the Revolving Credit Loans to refinance and replace the Existing Credit Facilities and to provide for the working capital and general corporate requirements of the Borrower.

                                    ARTICLE 3

                                   TERM LOANS

         Section 3.1. Term Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make a Term Loan to the Borrower on the Revolving Credit Termination Date; provided that the principal amount of the Term Loan from each Lender to the Borrower shall not exceed such Lender's Term Loan Commitment. The Term Loan made by each Lender on the Revolving Credit Termination Date shall be in a principal amount equal to such Lender's Term Loan Percentage of the aggregate principal amount of all Term Loans made hereunder and shall not exceed the aggregate principal amount of Revolving Credit Loans due and payable to such Lender on the Revolving Credit Termination Date. The Term Loans shall be credited as provided in Section 3.2(b), and the Borrower shall have no right to reborrow any amount repaid or prepaid with respect to any Term Loan.

         Section 3.2.  Procedure for Crediting Term Loans.

         (a) Notice Regarding Term Loans. In connection with the Term Loans, the Borrower shall deliver to the Agent a written notice in the form attached hereto as Exhibit E (the "Notice Regarding Term Loans"), not later than 11:00 a.m. (Charlotte time) (i) at least one (1) Business Day before the Revolving Credit Termination Date in the event that the Term Loans will initially be made as Base Rate Loans, (ii) at least two (2) Business Days before the Revolving Credit Termination Date in the event that the Term Loans will initially be made as CD Rate Loans, and (iii) at least three (3) Business Days before the Revolving Credit Termination Date in the event that the Term Loans will initially be made as LIBOR Rate Loans, specifying (A) the date the Term Loans are to be made, which shall be the Revolving Credit Termination Date, (B) the amount of the Term Loans, (C) whether the Term Loans are initially to be Base Rate Loans, CD Rate Loans or LIBOR Rate Loans, and (D) in the case of CD Rate Loans or LIBOR Rate Loans, the duration of the initial Interest Period applicable thereto. If the Notice Regarding Term Loans is received after 11:00 a.m. (Charlotte time), it shall be deemed received on the next Business Day. The Agent shall promptly notify the Lenders of its receipt of the Notice Regarding Term Loans.

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



         (b) Disbursement of Term Loans. Not later than 1:00 p.m. (Charlotte time) on the date the Term Loans are to be made, each Lender will be deemed to have made its Term Loan to the Borrower and shall credit the full amount thereof against the principal amount of the Revolving Credit Loans due and payable to such Lender on the Revolving Credit Termination Date.

         Section 3.3.  Repayment of Term Loans.

         (a)      Scheduled Repayments.

                  (1) In the event that the Revolving Credit Termination Date is October 1, 1998, the Borrower shall repay the principal of the Term Loans in sixteen (16) quarterly installments, beginning on April 1, 1999, and continuing on the first Business Day of each July, October, January and April thereafter through and including January 2, 2003, on which date the entire remaining principal balance of the Term Loans and all accrued interest thereon shall be due and payable. Each of the first four such principal installments shall be equal to 3.75% of the aggregate original principal amount of the Term Loans, each of the next four such principal installments shall be equal to 5% of the aggregate original principal amount of the Term Loans, each of the next four such principal installments shall be equal to 7.5% of the aggregate original principal amount of the Term Loans, and each of the last four such principal installments shall be equal to 8.75% of the aggregate original principal amount of the Term Loans.

                  (2) In the event that the Revolving Credit Termination Date is October 1, 1999, the Borrower shall repay the principal of the Term Loans in twelve (12) quarterly installments, beginning on April 1, 2000, and continuing on the first Business Day of each July, October, January and April thereafter through and including January 2, 2003, on which date the entire remaining principal balance of the Term Loans and all accrued interest thereon shall be due and payable. Each of the first four such principal installments shall be equal to 6.25% of the aggregate original principal amount of the Term Loans, each of the next four such principal installments shall be equal to 8.75% of the aggregate original principal amount of the Term Loans, and each of the last four such principal installments shall be equal to 10% of the aggregate original principal amount of the Term Loans.

         (b) Optional Repayments. The Borrower may at any time and from time to time prepay, without premium or penalty except as provided in (c) below, the Term Loans, in whole or in part, upon at least one (1) Business Days' irrevocable written notice to the Agent with respect to Base Rate Loans, two (2) Business Days' irrevocable written notice to the Agent with respect to CD Rate Loans and three (3) Business Days' irrevocable written notice to the Agent with respect to LIBOR Rate Loans, in each case given not later than 11:00 a.m. (Charlotte time) on the applicable Business Day, which written notice shall be in the form of a Notice of Repayment and which written notice shall specify the date and amount of prepayment and whether the prepayment is of Base Rate Loans, CD Rate Loans, LIBOR Rate Loans, or a combination thereof, and, if a combination thereof, the amount allocable to each. Upon receipt of such notice, the Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments of the Term Loans shall be applied pro rata to reduce each of the remaining scheduled repayments due on the Term Loans under
Section 3.3, and each such partial prepayment shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans, and $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Fixed Rate Loans..

         (c) Limitation on Repayment of Fixed Rate Loans. The Borrower may not repay or prepay the Term Loans while they constitute Fixed Rate Loans on any day other than the last day of an Interest Period applicable thereto unless such repayment or prepayment is accompanied by any amount required to be paid in connection therewith pursuant to Section 4.9.

         Section 3.4. Term Notes. Each Lender's Term Loan and the obligation of the Borrower to repay such Term Loan shall be evidenced by a Term Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Term Loan, plus interest and all other fees, charges and other amounts due thereon. Each Term Note shall be dated the date the Term Loans are made and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 4.1.

         Section 3.5. Use of Proceeds. The proceeds of the Term Loans shall be used solely to repay the outstanding principal balance of the Revolving Credit Loans.

                                    ARTICLE 4

                             GENERAL LOAN PROVISIONS

         Section 4.1.  Interest.

         (a) Interest Rate Options. Subject to the provisions of this Section 4.1, at the election of the Borrower, the aggregate principal balance of the Revolving Credit Loans, the Term Loans or any permitted portion thereof shall bear interest at the Base Rate, the CD Rate or the LIBOR Rate, plus, in each case, the Applicable Margin as set forth below. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Revolving Credit Loan at the time a Notice of Borrowing is given pursuant to Section 2.2 with respect thereto and at the time each Notice of Conversion/Continuation is given pursuant to Section 4.2 with respect thereto. The Borrower shall select the rate of interest and Interest Period, if any, applicable to the Term Loans at the time the Notice Regarding Term Loans is given pursuant to Section 3.2 and at the time each Notice of Conversion/Continuation is given pursuant to Section 4.2 with respect thereto. Each Revolving Credit Loan or portion thereof bearing interest based on the Base Rate and the Term Loans or portion thereof bearing interest based on the Base Rate shall be a "Base Rate Loan," each Revolving Credit Loan or portion thereof bearing interest based on the CD Rate and the Term Loans or portion thereof bearing interest based on the CD Rate shall be a "CD Rate Loan," and each Revolving Credit Loan or portion thereof bearing interest based on the LIBOR Rate and the Term Loans or portion thereof bearing interest based on the LIBOR Rate shall be a "LIBOR Rate Loan." For any period with respect to which the Borrower has not duly specified an interest rate for any Revolving Credit Loan or any portion thereof or for the Term Loans or any portion thereof, such Revolving Credit Loan or portion thereof or Term Loans or portion thereof shall be a Base Rate Loan.

         (b) Interest Periods. In connection with each Revolving Credit Loan or any portion thereof and in connection with the Term Loans or any portion thereof, the Borrower, by giving notice at the times described in Section 4.1(a), shall elect an Interest Period to be applicable to such Loan. There shall be no more than seven (7) Interest Periods relating to the Revolving Credit Loans or the Term Loans outstanding at any time.

         (c) Applicable Margin. The Applicable Margins provided for in Section 4.1(a) with respect to the Revolving Credit Loans and the Term Loans shall (i) on the Closing Date equal the applicable percentages set forth in the certificate delivered pursuant to Section 5.2(d)(iii), and (ii) at all times thereafter be determined from time to time by reference to the senior debt credit ratings for the Borrower as provided in the definition of Applicable Margin set forth in Section 1.1. Any change in the Applicable Margins resulting from a change in any senior debt credit rating for the Borrower shall be effective as of the date which is ten (10) Business Days after the day on which the credit rating change is first announced by the applicable rating agency.

         (d) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request Fixed Rate Loans, (ii) each outstanding Fixed Rate Loan shall bear interest at a rate per annum two percent (2%) in excess of the rate then otherwise applicable to such Fixed Rate Loan until the end of the then current Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum which is two percent (2%) above the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

         (e) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing December 31, 1996, and at maturity (whether by acceleration or otherwise). Interest on each Fixed Rate Loan shall be payable on the last day of each Interest Period applicable thereto, on the last day of each three (3) month period during the applicable Interest Period in the case of a Fixed Rate Loan having an Interest Period longer than three (3) months, and at maturity (whether by acceleration or otherwise). All interest rates, fees and commissions provided hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed, except that interest with respect to each Base Rate Loan shall be computed on the basis of a 365 or 366 day year, as applicable.

         (f) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Agent's option promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

         Section 4.2. Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option with respect to the Revolving Credit Loans to (a) convert at any time all or any portion of the outstanding Revolving Credit Loans which constitute Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more Fixed Rate Loans, or (b) upon the expiration of any Interest Period, (i) convert all or any part of the outstanding Revolving Credit Loans which constitute Fixed Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans, (ii) convert all or any part of the outstanding Revolving Credit Loans which constitute one type of Fixed Rate Loan in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into the other type of Fixed Rate Loan, or (iii) continue such Fixed Rate Loans as the same type of Fixed Rate Loan for an additional Interest Period. In addition, provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option with respect to the Term Loans to (a) convert at any time all or any portion of the Term Loans which constitute Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more Fixed Rate Loans, or (b) upon the expiration of any Interest Period, (i) convert all or any part of the Term Loans which constitute Fixed Rate Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans, (ii) convert all or any part of the Term Loans which constitute one type of Fixed Rate Loan in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into the other type of Fixed Rate Loan, or (iii) continue such Fixed Rate Loans as the same type of Fixed Rate Loan for an additional Interest Period. Whenever the Borrower desires to convert or continue Revolving Credit Loans or Term Loans as provided above, the Borrower shall give the Agent irrevocable prior written notice in the form attached as Exhibit F (a "Notice of Conversion/Continuation") not later than 11:00 a.m. (Charlotte time) one (1) Business Day before the day on which a proposed conversion to a Base Rate Loan is to be effective, two (2) Business Days before the day on which a proposed conversion to or continuation as a CD Rate Loan is to be effective and three (3) Business Days before the day on which a proposed conversion to or continuation as a LIBOR Rate Loan is to be effective, specifying (A) the Loans to be converted or continued, and, in the case of any Fixed Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to any converted or continued Fixed Rate Loan. The Agent shall promptly notify the Lenders of its receipt of each such Notice of Conversion/Continuation.

         Section 4.3.  Fees.

         (a) Revolving Credit Facility Fee. The Borrower shall pay to the Agent for the account of the Lenders an annual revolving credit facility fee (the "Revolving Credit Facility Fee") equal to the product of (i) the daily average amount of the difference between the Aggregate Revolving Credit Commitment and the aggregate outstanding Revolving Credit Loans, and (ii) the applicable Revolving Credit Fee Percentage. The Revolving Credit Facility Fee shall accrue from and including the Closing Date to and including the Revolving Credit Termination Date. The Revolving Credit Facility Fee shall be payable quarterly in arrears on each Revolving Credit Fee Payment Date and on the Revolving Credit Termination Date, with the amount of each such installment being equal to (x) the daily average amount of the difference between the Aggregate Revolving Credit Commitment and the aggregate outstanding Revolving Credit Loans during the applicable quarter or other period, multiplied by (y) the Revolving Credit Fee Percentage in effect as of the date the applicable installment of the Revolving Credit Facility Fee is due hereunder, multiplied by (z) a fraction, the numerator of which equals the actual number of days in the applicable quarter or other period and the denominator of which equals 360, based on the number of days in the year in which the applicable quarter or other period occurs. Each installment of the Revolving Credit Facility Fee received by the Agent shall be distributed by the Agent to the Lenders ratably in accordance with the Lenders' respective Revolving Credit Commitment Percentages.

         (b) Revolving Credit Fee Percentage. The Revolving Credit Fee Percentage to be used in calculating the Revolving Credit Facility Fee provided for in Section 4.3(a) shall be determined from time to time by reference to the senior debt credit ratings for the Borrower as provided in the definition of Revolving Credit Fee Percentage set forth in Section 1.1. Any change in the Revolving Credit Fee Percentage resulting from a change in any senior debt credit rating for the Borrower shall be effective as of the date which is ten
(10) Business Days after the day on which the credit rating change is first announced by the applicable rating agency.

         (c) Agent's and Other Fees. In order to compensate the Agent for structuring and syndicating the Revolving Credit Loans and the Term Loans and for its obligations hereunder, the Borrower agrees to pay to the Agent, for its account, the fees set forth in the Agent's Fee Letter.

         Section 4.4. Manner of Payment. Each payment (including scheduled repayments described in Article 3) by the Borrower on account of the principal of or interest on the Revolving Credit Loans and the Term Loans, and each payment of any fee, commission or other amounts payable to the Lenders under this Agreement or any Revolving Credit Note or Term Note shall be made not later than 1:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Agent for the account of the Lenders ratably in accordance with their respective (i) Revolving Credit Commitment Percentages in the case of payments with respect to the Revolving Credit Loans, and (ii) Term Loan Percentages in the case of payments with respect to the Term Loans, at the Agent's Office, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 11.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall credit each Lender's account with its ratable share of such payment in accordance with such Lender's (i) Revolving Credit Commitment Percentage in the case of payments with respect to the Revolving Credit Loans, and (ii) Term Loan Percentage in the case of payments with respect to the Term Loans, and shall wire advice of the amount of such credit to each Lender. Subject to the definition of Interest Period contained herein, if any payment under this Agreement or any Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall, except in the case of a scheduled interest payment, be included in computing interest.

         Section 4.5. Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 11.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all Agent's fees, if any, then due and payable, then to all Revolving Credit Facility Fees and other fees then due and payable, then to accrued and unpaid interest on the Notes, and then to the principal amount of the Notes (ratably in accordance with all such amounts due), in that order.

         Section 4.6. Adjustments. If any Lender (a "Benefited Lender") shall at any time receive any payment of all or any part of its Loans, or interest thereon, or if any Lender shall at any time receive any collateral in respect to its Loans (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest. The Borrower agrees that each Lender so purchasing a portion of another Lender's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

         Section 4.7.  Intentionally Omitted.

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



         Section 4.8.  Changed Circumstances.

         (a) Circumstances Affecting LIBOR Rate Availability. If, on or prior to the first day of any Interest Period, (y) the Agent shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period or (z) the Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of "LIBOR Rate" upon the basis of which the LIBOR Rate for LIBOR Rate Loans for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining LIBOR Rate Loans during such Interest Period, the Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then outstanding LIBOR Rate Loans shall automatically, on the expiration date of the respective Interest Periods applicable thereto (unless then repaid in full), be converted into Base Rate Loans or CD Rate Loans, (ii) the obligation of the Lenders to make, to convert Base Rate Loans or CD Rate Loans into, or to continue LIBOR Rate Loans shall be suspended, and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Rate Loans shall be deemed to be a request for Base Rate Loans, in each case until the Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist (and the Required Lenders, if making such determination, shall have so notified the Agent), and the Agent shall have so notified the Borrower and the Lenders. Notwithstanding the foregoing, the Agent and each Lender will take any reasonable actions available to it (including designation of a different Lending Office), consistent with legal and regulatory restrictions, that will avoid the need to take the steps described in this Section 4.8(a) and that will not, in the reasonable judgment of the Agent or such Lender, be materially disadvantageous to it.

         (b) Laws Affecting LIBOR Rate Availability. Notwithstanding any other provision in this Agreement, if, at any time after the date hereof and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Government Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain LIBOR Rate Loans, such Lender will forthwith so notify the Agent and the Borrower. Upon such notice, (i) each of such Lender's then outstanding LIBOR Rate Loans shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such LIBOR Rate Loan may not lawfully be maintained as a LIBOR Rate Loan until such expiration date, upon such notice), be converted into a Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans or CD Rate Loans into, or to continue LIBOR Rate Loans shall be suspended, and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Rate Loans shall, as to such Lender, be deemed to be a request for a Base Rate Loan, in each case until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Agent, and the Agent shall have so notified the Borrower. Notwithstanding the foregoing, the Agent and each Lender will take any reasonable actions available to it (including designation of a different Lending Office), consistent with legal and regulatory restrictions, that will avoid the need to take the steps described in this Section 4.8(b) and that will not, in the reasonable judgment of the Agent or such Lender, be materially disadvantageous to it.

         (c) Increased Costs. If, after the date hereof, the introduction of, or any change in, any Applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of such Governmental Authority, central bank or comparable agency:

                  (i) shall subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Note or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Lending Offices imposed by the jurisdiction in which such Lender is organized or is or should be qualified to do business or such Lending Office is located); or

                  (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices) or shall impose on any of the Lenders (or any of their respective Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Note; and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any LIBOR Rate Loan or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Notes in respect of a LIBOR Rate Loan, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrower of such fact and demand compensation therefor and, within thirty (30) days after such notice by the Agent and receipt of the certificate described below, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle such Lender to compensation pursuant to this Section 4.8(c); provided that the Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. The amount of such compensation shall be determined based upon the assumption that such Lender funded its ratable portion of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical under the circumstances. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be presumed to be correct and binding in the absence of proof of error.

         Section 4.9. Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise from such Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Fixed Rate Loan, (b) due to any failure of the Borrower to borrow or continue or convert an interest rate on a date specified therefor in a Notice of Borrowing, the Notice Regarding Term Loans or a Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any Fixed Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined based upon the assumption that such Lender funded its ratable portion of the Fixed Rate Loan in the London interbank market or through the purchase of an underlying deposit and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical under the circumstances. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be presumed to be correct and binding in the absence of proof of error.

         Section 4.10. Capital Requirements. If either (a) the introduction of, or any change in, or in the interpretation by a Governmental Authority of, any Applicable Law or (b) compliance with any guideline or request from any central bank or comparable agency or other Governmental Authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to the Revolving Credit Commitment or the Term Loans below the rate which the Lender or such other corporation could have achieved hereunder but for such introduction, change or compliance, then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts submitted to the Borrower and the Agent by such Lender shall be presumed to be correct and binding in the absence of proof of error.

         Section 4.11.  Taxes.

         (a) Payments Free and Clear. Unless otherwise required by Applicable Law, any and all payments by the Borrower hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof and (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender's Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.11) such Lender or the Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (D) the Borrower shall deliver to the Agent evidence of such payment to the relevant taxing authority or other authority in the manner provided in Section 4.11(d).

         (b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans, the other Loan Documents, or the perfection of any rights or security interest in respect thereto (hereinafter referred to as "Other Taxes").

         (c) Indemnity. The Borrower shall indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this
Section 4.11) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within thirty (30) days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

         (d) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Agent, at its address referred to in Section 13.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Agent.

         (e) Contests; Refunds. If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes or Other Taxes, the relevant Lender or the Agent, as applicable, shall cooperate with the Borrower in challenging such Tax or Other Tax at the Borrower's expense if requested by the Borrower. If any Lender or the Agent, as applicable, obtains a credit against or receives a refund or reduction (whether by way of direct payment or by offset) of any Tax or Other Tax for which payment has been made pursuant to this Section 4.11, which credit, refund or reduction in the good faith judgment of such Lender or the Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 4.11, the amount of such credit, refund or reduction (together with any interest received thereon) promptly shall be paid to the Borrower to the extent payment has been made in full by the Borrower pursuant to this Section 4.11.

         (f) Tax Forms and Certificates. Each Lender organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to the Borrower and the Agent
(i) two properly completed and duly executed copies of Internal Revenue Service Form 1001 or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to the benefits under an income tax treaty to which the United States is a party which exempts the Lender from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Lender, (ii) two properly completed and duly executed copies of Internal Revenue Service Form 4224 certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States or (iii) in the case of a Lender claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," a Form W-8, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable Lending Office by designating a different applicable Lending Office

(a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this
Section 4.11, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 4.11 that such Non-U.S. Lender is not legally able to deliver.

         (g) Exclusions. The Borrower shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amount to any non-U.S. Lender, in respect of United States federal income tax pursuant to this Section 4.11 to the extent that (i) the obligation to withhold amounts with respect to United States federal income tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of an assignee or a participant, on the date such Person became an assignee or participant hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to the Loans; provided, however, that this clause (i) shall not apply to any assignee or Lending Office that becomes an assignee or New Lending Office as a result of an assignment, transfer or designation made at the request of the Borrower; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts that the assignee or participant (or the Lender through a New Lending Office) would otherwise be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the Person making the assignment, participation or transfer to such assignee or participant, or the Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for the failure of such Non-U.S. Lender to comply with the provisions of subsection (f) above.

         (h) Mitigation. If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 4.11, then such Lender will change the jurisdiction of its Lending Office if, in the judgment of such Lender, such change (i) will eliminate or, if it is not possible to eliminate, will reduce to the greatest extent possible any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Lender. Any Lender claiming any indemnity payment or additional amounts payable pursuant to this Section 4.11 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its Lending Office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

         (i) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.11 shall survive the payment in full of the Obligations and the termination of the Revolving Credit Commitments and the Term Loan Commitments.

         Section 4.12 Replacement of Defaulting Lender. As long as no Default or Event of Default has occurred and is continuing, the Borrower may replace any Defaulting Lender with one or more Eligible Assignees acceptable to the Agent (each, a "Replacement Lender"), in any case by giving written notice to the Defaulting Lender and the Agent not more than thirty (30) days after the occurrence of the event which causes the applicable Defaulting Lender to be a Defaulting Lender.

The replacement of the Defaulting Lender shall be effective ten (10) Business Days following the date written notice of such replacement is given to the Defaulting Lender and the Agent, subject to the satisfaction of the following conditions: (A) the Defaulting Lender and the Replacement Lender(s) shall have satisfied the conditions to assignment and assumption set forth in Section 13.10(b) (with all fees payable pursuant to Section 13.10(b) to be paid by the Borrower), and, in connection therewith, the Replacement Lender(s) shall have paid to the Defaulting Lender an amount equal to the principal of and all accrued but unpaid interest on all outstanding Loans of the Defaulting Lender and all accrued but unpaid fees owing to the Defaulting Lender pursuant to
Section 4.3, and (B) the Borrower shall have paid to the Agent for the account of the Defaulting Lender an amount equal to all other Obligations owing to the Defaulting Lender. For purposes of this Agreement, a "Defaulting Lender" is any Lender (i) which has requested compensation from the Borrower under Section 4.8(c), Section 4.10 or Section 4.11, or (ii) which has had its obligation to make or maintain LIBOR Rate Loans suspended under Section 4.8(b).

                                    ARTICLE 5

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

         Section 5.1. Closing. The closing shall take place at the offices of Mays & Valentine, L.L.P. in Richmond, Virginia at 10:00 a.m. on December 18, 1996, or on such other date as the parties hereto shall mutually agree.

         Section 5.2. Conditions to Closing and Initial Extensions of Credit. The obligations of the Lenders to close this Agreement and to make the initial Revolving Credit Loans are subject to the satisfaction of each of the following conditions:

         (a) Executed Loan Documents. This Agreement and each of the Revolving Credit Notes shall have been duly authorized, executed and delivered to the Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Agent.

         (b)      Closing Certificates; Etc.

                  (i) Officer's Certificate of the Borrower. The Agent shall have received a certificate from the chief executive officer or chief financial officer of the Borrower, in form and substance satisfactory to the Agent, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete as if made on the Closing Date; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions set forth in this Article 5.

                  (ii) Certificate of Secretary of the Borrower. The Agent shall have received a certificate of the secretary or assistant secretary of the Borrower certifying that attached thereto is a true and complete copy of the articles of incorporation of the Borrower and all amendments thereto, certified as of a recent date by the State Corporation Commission of Virginia; that attached thereto is a true and complete copy of the bylaws of the Borrower as in effect on the date of such certification; that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and as to the incumbency and genuineness of the signature of each officer of the Borrower executing Loan Documents to which it is a party.

                  (iii) Certificates of Good Standing. The Agent shall have received certificates as of a recent date of the good standing of the Borrower, Evanston Insurance Company, Essex Insurance Company and Investors Insurance Company of America, in each case under the laws of its jurisdiction of organization.

                  (iv) Opinions of Counsel. The Agent shall have received a favorable opinion of counsel to the Borrower addressed to the Agent and the Lenders with respect to the Borrower, its Subsidiaries, the Loan Documents and such other matters as the Lenders shall reasonably request.

         (c)      Consents; Defaults.

                  (i) Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained.

                  (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Agent's discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and the other Loan Documents.

                  (iii) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

         (d)      Financial Matters.

                  (i) Financial Statements. The Agent shall have received the most recent audited Consolidated financial statements of the Borrower and its Subsidiaries, all in form and substance satisfactory to the Agent.

                  (ii) Payments at Closing. There shall have been paid by the Borrower to the Agent and the Lenders any fees or commissions due on or before the Closing Date (including, without limitation, legal fees and expenses), and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

                  (iii) Applicable Margin Certificate. The Borrower shall have delivered to the

Agent a certificate executed by the chief financial officer of the Borrower setting forth the calculation of the initial Applicable Margins pursuant to
Section 4.1(c).

         (e) Existing Credit Facilities. The Borrower shall have delivered to the Agent evidence satisfactory to the Agent that the Existing Credit Facilities have been terminated or will be terminated upon the making of the initial Revolving Credit Loans.

         (f)      Miscellaneous.

                  (i) Notices. The Agent shall have received a Notice of Borrowing with respect to any Revolving Credit Loans to be made on the Closing Date, a Notice of Account Designation and written instructions from the Borrower to the Agent directing the payment of any proceeds of any Revolving Credit Loans that are to be disbursed on the Closing Date to an account specified on such Notice of Account Designation.

                  (ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as any Lender may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

                  (iii) Due Diligence and Other Documents. The Borrower shall have delivered to the Agent such other documents, certificates and opinions as the Agent reasonably requests, certified by a secretary or assistant secretary of the Borrower as a true and correct copy thereof.

         Section 5.3. Conditions to All Loans. The obligations of the Lenders to make each Revolving Credit Loan and the Term Loans are subject to the satisfaction of the following conditions precedent on the relevant borrowing date:

         (a) Continuation of Representations and Warranties. The representations and warranties contained in Sections 6.1(a), 6.1(d), 6.1(e), 6.1(f), 6.1(g), 6.1(h)(vii), 6.1(i), 6.1(j), 6.1(k), 6.1(n), 6.1(u), 6.1(v) and 6.1(w) shall be true and correct on and as of such borrowing date with the same effect as if made on and as of such date.

         (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder on the borrowing date or after giving effect to the Loan or Loans to be made on such date.

         Section 5.4. Additional Condition to Term Loans. The obligations of the Lenders to make the Term Loans are also subject to the Borrower duly authorizing and executing the Term Notes and delivering such executed Term Notes to the Agent.

                                    ARTICLE 6

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         Section 6.1. Representations and Warranties. To induce the Agent and the Lenders to enter into this Agreement and the Lenders to make the Loans, the Borrower hereby represents and warrants to the Agent and the Lenders that:

         (a) Organization; Power; Qualification. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature or transaction of its business requires such qualification and authorization, except where a failure to be so qualified and authorized would not in any given case or in the aggregate have a Material Adverse Effect.

         (b) Ownership. Each Subsidiary of the Borrower is listed on Schedule 6.1(b), and the Borrower owns 100% of the capital stock of each such Subsidiary, either directly or indirectly through the ownership of another Subsidiary. There are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except as disclosed in the applicable filings of the Borrower with the SEC.

         (c) Authorization of Agreement; Loan Documents and Borrowings. The Borrower has the corporate power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officer of the Borrower, and each such document constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

         (d) Compliance of Agreement, Loan Documents and Borrowings with Laws, Etc. The execution, delivery and performance by the Borrower of the Loan Documents in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of their respective properties may be bound or any Governmental Approval relating to such Person, or
(iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any Subsidiary.

         (e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties; except where a failure to have such Governmental Approvals or to be in compliance therewith would not in any given case or in the aggregate have a Material Adverse Effect.

         (f) Tax Returns and Payments. Each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable, other than those which are not yet delinquent and other than those which are being contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings and for which the Borrower or such Subsidiary has established reserves as required by GAAP. No Governmental Authority has asserted any Lien or other claim against the Borrower or any Subsidiary with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional material taxes or assessments for any of such years.

         (g) Intellectual Property Matters. To the best of the Borrower's knowledge, each of the Borrower and its Subsidiaries owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business. To the best of the Borrower's knowledge, no event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights which are material to the Borrower or its Subsidiaries, and neither the Borrower nor any Subsidiary is liable in any material respect to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.

         (h)      Environmental Matters.

                  (i) The properties of the Borrower and its Subsidiaries do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of, or (B) could give rise to any liability under, applicable Environmental Laws;

                  (ii) To the best of the Borrower's knowledge, such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and, to the best of the Borrower's knowledge, there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of any material property or properties of the Borrower and its Subsidiaries or impair the fair salable value thereof;

                  (iii) Neither the Borrower nor any Subsidiary has received any notice of violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted in connection therewith, nor does the Borrower or any Subsidiary have knowledge or reason to believe that any such notice will be received or is being threatened;

                  (iv) Hazardous Materials have not been transported or disposed of from the properties of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to any liability under, any applicable Environmental Laws;

                  (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations;

                  (vi) There has been no release, or to the best of the Borrower's knowledge, the threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws; and

                  (vii) In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Materials and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

         (i)      ERISA.

                  (i) The Borrower and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;

                  (ii) No Material Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Material Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension

Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c) (3) (C) or 4063(a) of ERISA with respect to any Pension Plan;

                  (iii) Neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

                  (iv) No Termination Event has occurred or is reasonably expected to occur; and

                  (v) No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan in which there is a reasonable possibility of an adverse decision and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

         (j) Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System) any Margin Stock. No part of the proceeds of any of the Loans will be used for purchasing or carrying Margin Stock in violation of the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, and, without limiting the generality of the foregoing, not more than 25% of the value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, that are subject to the restrictions in Sections 10.2 or 10.3 will be attributable to Margin Stock.

         (k) Government Regulation. Neither the Borrower nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended), and neither the Borrower nor any Subsidiary is, or after giving effect to the Loans will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

         (l) Material Contracts. The Borrower and its Subsidiaries have no Material Contracts except for those disclosed in the applicable filings of the Borrower with the SEC. Each Material Contract of the Borrower and its Subsidiaries is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.

         (m) Intentionally Omitted.

         (n) Burdensome Provisions. Neither the Borrower nor any Subsidiary is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction,

Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect.

         (o) Financial Statements. The Consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 1995, and the related Consolidated statements of income and retained earnings and cash flows for the Fiscal Year then ended, copies of which have been furnished to the Agent and each Lender, are complete and correct and fairly present in accordance with GAAP the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such date, and the results of the operations and changes of financial position for the period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Consolidated Subsidiaries have no Debt, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

         (p) No Material Adverse Change. Since December 31, 1995, there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Subsidiaries taken as a whole, and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

         (q) Intentionally Omitted.

         (r) Intentionally Omitted.

         (s) Liens. None of the properties and assets of the Borrower or any Subsidiary is subject to any Lien, except Liens permitted pursuant to Section
10.2. All of the Liens on the properties and assets of the Borrower or any Subsidiary existing as of the Closing Date which secure an amount in excess of $10,000,000 are described on Schedule 10.2.

         (t) Debt and Contingent Obligations. Schedule 6.1(t) is a complete and correct listing of all Debt and Contingent Obligations of the Borrower and its Subsidiaries in excess of $10,000,000. The Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Debt and Contingent Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default, on the part of the Borrower or its Subsidiaries exists with respect to any such Debt or Contingent Obligation.

         (u) Litigation. There are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority in which there is a reasonable possibility of an adverse decision and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

         (v) Absence of Defaults. No event has occurred and is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the Borrower or any Subsidiary under any material judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

         (w) Accuracy and Completion of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary and furnished to the Agent or the Lenders were, at the time the same were so furnished, complete and correct in all material respects. No document furnished or written statement made to the Agent or the Lenders by the Borrower or any Subsidiary in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading with respect to the creditworthiness of the Borrower or its Subsidiaries. The Borrower is not aware of any facts which it has not disclosed in writing to the Agent having a Material Adverse Effect, or insofar as the Borrower can now foresee, could reasonably be expected to have a Material Adverse Effect.

         Section 6.2. Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article 6 and all representations and warranties contained in any certificate or any of the other Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

                                    ARTICLE 7

                        FINANCIAL INFORMATION AND NOTICES

         Until all the Obligations have been finally and indefeasibly paid and satisfied in full and the Revolving Credit Commitments and the Term Loan Commitments have been terminated, unless consent has been obtained in the manner set forth in Section 13.11, the Borrower will furnish or cause to be furnished to the Agent at the Agent's Office and to each of the Lenders at its address listed on the signature pages hereto, or at such other office or address as may be designated by the Agent or any Lender from time to time:

         Section 7.1.  Financial Statements.

         (a) as soon as available, but in no event more than sixty (60) days after the end of each of the first three (3) Fiscal Quarters in each Fiscal Year, the quarterly report of the Borrower on Form 10-Q (or other applicable form) filed with the SEC, accompanied by a certificate of the chief financial officer of the Borrower stating whether to his best knowledge and belief any Default or Event of Default has occurred or exists hereunder, and, if any such Default or Event of Default has occurred and is continuing or otherwise exists, stating the facts with respect thereto;

         (b) as soon as available, but in no event more than one hundred twenty
(120) days after the end of each Fiscal Year, a copy of the Consolidated financial statements and annual audit report of the Borrower and its Subsidiaries in reasonable detail, prepared in accordance with GAAP, and certified without material qualification by KPMG Peat Marwick, LLP, or other independent certified public accountants selected by the Borrower and reasonably satisfactory to the Agent, which report shall include a Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of earnings, changes in stockholders' equity and cash flows of the Borrower and its Subsidiaries for such Fiscal Year and a copy of the annual report of the Borrower on Form 10-K (or other applicable form) filed with the SEC, accompanied by (1) a certificate of KPMG Peat Marwick, LLP, or other independent certified public accountants selected by the Borrower and reasonably satisfactory to the Agent, stating whether to its best knowledge and belief any Default or Event of Default has occurred or exists hereunder, (2) a certificate of the chief financial officer of the Borrower stating whether to his best knowledge and belief any Default or Event of Default has occurred or exists hereunder, and, if any such Default or Event of Default has occurred and is continuing or otherwise exists, stating the facts with respect thereto, and
(3) an internally prepared consolidating balance sheet as of the end of such Fiscal Year and an internally prepared consolidating statement of income for the Borrower and its Consolidated Subsidiaries for such Fiscal Year, in each case prepared in accordance with GAAP;

         (c) as soon as available, but in no event more than one hundred twenty
(120) days after the end of each fiscal year of each unconsolidated Subsidiary or Affiliate of the Borrower (whose operations are accounted for in the Consolidated financial statements of the Borrower on the equity method), if any, a copy of the annual audit report of such corporation and its subsidiaries, if any, in reasonable detail, prepared in accordance with GAAP (or SAP in the case of a regulated insurance company) and certified by independent certified public accountants of recognized standing, which report shall include a consolidated balance sheet of each such Subsidiary or Affiliate and its subsidiaries, if any, as of the end of such fiscal year and consolidated statements of income, retained earnings, and cash flows for each such Subsidiary or Affiliate and its subsidiaries, if any, for such fiscal year;

         (d) promptly upon their becoming available but in no event (i) more than ninety (90) days after the end of each calendar year in the case of the Annual Statements or (ii) more than sixty (60) days after the end of each calendar quarter in the case of the Quarterly Statements, a copy of each Annual Statement and Quarterly Statement of each Insurance Company Subsidiary prepared in accordance with SAP, and a copy of each externally-prepared actuarial analysis of each Insurance Company Subsidiary obtained by the Borrower or any Subsidiary;

         (e) promptly upon their becoming available, copies of all financial statements, reports, notices as to material matters, and proxy statements sent by the Borrower or any of its Subsidiaries (which is not a Wholly-Owned Subsidiary) to public stockholders and of all regular, periodic and special reports filed by the Borrower or any of its Subsidiaries with any securities exchange or with the SEC;

         (f) together with the items described in clauses (a) and (b) above, written calculations in form reasonably satisfactory to the Agent demonstrating compliance by the Borrower with the financial covenants contained in Article 9; and

         (g) such additional information, reports or statements (financial or otherwise) as the Agent or any Lender may from time to time reasonably request.

         Section 7.2. Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof) telephonic and written notice of:

         (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary or any of their respective properties, assets or businesses which in any given case or in the aggregate could reasonably be expected to have a Material Adverse Effect;

         (b) any notice of any violation received by the Borrower or any Subsidiary from any Governmental Authority, including, without limitation, any notice of violation of Environmental Laws, which in any such case could reasonably be expected to have a Material Adverse Effect;

         (c) any attachment, judgment, lien, levy or order exceeding $10,000,000 that may be assessed against or threatened against the Borrower or any Subsidiary other than normal insurance claims adjustment matters involving Insurance Company Subsidiaries;

         (d) any Default or Event of Default, or any other event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary or any of their respective properties may be bound;

         (e) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA;

         (f) any event which makes any of the representations set forth in
Section 6.1 inaccurate in any material respect; and

         (g) any change by Moody's, S&P or Duff & Phelps in the senior debt credit rating of the Borrower.

         Section 7.3. Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Agent or any Lender (other than financial forecasts) whether pursuant to this Article 7 or any other provision of this Agreement or any of the other Loan Documents, shall be, at the time the same is so furnished, complete and correct in all material respects.

                                    ARTICLE 8

                              AFFIRMATIVE COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Revolving Credit Commitments and the Term Loan Commitments have been terminated, unless consent has been obtained in the manner provided for in Section 13.11, the Borrower will:

         Section 8.1. Taxes. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, all taxes, assessments, and governmental charges upon it, its income, and its properties prior to the date on which penalties are attached thereto, unless and to the extent only that (a) such taxes, assessments, and governmental charges are being contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings, and (b) the non-payment of such taxes, assessments or charges would not have a material adverse effect on the business, operations, property or financial condition of the Borrower, any Material Subsidiary or the Borrower and its Subsidiaries taken as a whole and would not materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement or any of the other Loan Documents.

         Section 8.2. Payment of Obligations. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, at or before their maturity all indebtedness and other obligations and liabilities of the Borrower or such Subsidiary, as the case may be, in excess of $10,000,000, except when the same may be contested in good faith and by appropriate proceedings.

         Section 8.3. Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible companies selected by the Borrower and satisfactory to the Agent in such amounts and against such risks as is customarily carried by owners of similar businesses and property, and, on the Closing Date and from time to time thereafter, deliver to the Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

         Section 8.4. Corporate Existence. Except as otherwise permitted by
Section 10.3, maintain, and cause each of its Material Subsidiaries to maintain, its corporate existence in good standing and to maintain all licenses, filings and registrations material to the conduct of its business as now being conducted.

         Section 8.5. Properties. Maintain, preserve, and protect all material franchises and trade names and preserve all the remainder of its material property used or useful in the conduct of its business and keep the same in good repair, working order, and condition, and from time to time make or cause to be made all needful and proper repairs, renewals, replacements, betterments, and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and cause each of its Subsidiaries so to maintain its material properties; provided that nothing contained in this Section 8.5 shall prevent the Borrower or any Subsidiary from discontinuing any franchise or trade name which is not material to its business or the operation and maintenance of any of its non-material properties or from failing to make any repairs, renewals, replacements, betterments or improvements thereto if such discontinuance or failure is desirable, in the best judgment of the Borrower, in the conduct of its business or the business of any Subsidiary.

         Section 8.6. ERISA. In addition to and without limiting the generality of Section 8.8, (a) comply in all material respects with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (b) not take any action or fail to take any action the result of which could be a material liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Employee Benefit Plan in such a manner that will not incur any liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code, and (e) furnish to the Agent upon the Agent's request such additional information concerning any Employee Benefit Plan as may be reasonably requested by the Agent.

         Section 8.7. Investment Guidelines. Cause each of its Insurance Company Subsidiaries to comply in all material respects with all applicable regulatory investment requirements and guidelines, and all internal investment requirements and guidelines as they exist from time to time, and deliver to the Agent a copy of the revised internal investment requirements and guidelines each time they are modified in any material respect by an Insurance Company Subsidiary.

         Section 8.8. Compliance with Laws. Comply, and cause each of its Subsidiaries to comply, in all material respects with all Applicable Laws, including, without limitation, all Environmental Laws, and maintain in full force and effect all material Governmental Approvals, in each case applicable to the conduct of its business.

         Section 8.9. Accounting Methods and Financial Records. Maintain, and cause each of its Subsidiaries to maintain, a system of accounting, and keep, and cause each of its Subsidiaries to keep, such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP or SAP, as applicable, and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

         Section 8.10. Visits and Inspections. Permit representatives of the Agent or any Lender, from time to time, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management matters prepared by independent accountants; and discuss with its principal officers and its independent accountants its business, assets, liabilities, financial condition, results of operations and business prospects.

         Section 8.11. Conduct of Business. Engage, and cause each of its Subsidiaries to engage, in business in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto.

         Section 8.12. Further Assurances. Make, execute and deliver all such additional and further documents and instruments, and take all such further actions, as the Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Agent and the Lenders their respective rights under this Agreement, the Notes and the other Loan Documents.

                                    ARTICLE 9

                               FINANCIAL COVENANTS

         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Revolving Credit Commitments and the Term Loan Commitments have been terminated, unless consent has been obtained in the manner provided for in Section 13.11:

         Section 9.1. Debt Service Coverage Ratio. (a) The Borrower will maintain a ratio, measured as of the end of each Fiscal Quarter, of (x) the sum, without duplication, of (i) Regulated Allowable Dividends (calculated as of the date of measurement for the next Fiscal Year in the case of each measurement made as of December 31 of any year and calculated as of the preceding December 31 for the Fiscal Year in which the date of measurement falls in the case of each measurement made as of March 31, June 30 and September 30 of any year),
(ii) the aggregate amount of Unregulated Allowable Dividends (calculated as of the date of measurement and excluding any Unregulated Allowable Dividends attributable to any Pledged Subsidiaries), and (iii) the aggregate fair market value of the Liquid Assets of the Borrower as of the date of measurement up to a maximum of $15,000,000, to (y) the aggregate amount of principal of and interest on Debt (excluding Debt incurred solely to acquire a Pledged Subsidiary) required to be paid by the Borrower and the aggregate amount of Capital Lease Obligations required to be paid by the Borrower, in each case during the twelve-month period beginning on the date of measurement, which is not less than
1.50 to 1.

         (b) Solely for purposes of measuring under this Section 9.1 the interest that will be payable by the Borrower during the succeeding twelve-month period, it will be assumed that (i) all Debt of the Borrower outstanding on the date of measurement (other than Debt that the Borrower is required to pay or prepay within the succeeding twelve-month period) will remain outstanding during the entire succeeding twelve-month period, and (ii) any Debt of the Borrower which bears interest at a variable rate or at a rate that may change during the succeeding twelve-month period will bear interest at the actual interest rate applicable to such Debt as of the date of measurement for the entire succeeding twelve-month period. In addition, for purposes of this Section 9.1, the principal of and interest on Debt required to be paid by the Borrower during the twelve-month period beginning on the date of measurement will not include any principal of or interest on Debt of the Borrower of the type described in subclause (e) of the definition of Debt unless the primary obligor has defaulted in its obligations with respect thereto.

         Section 9.2. Combined Statutory Surplus. The Borrower will cause its Insurance Company Subsidiaries to maintain at all times an aggregate Statutory Surplus (on a combined basis without duplication) of not less than $200,000,000.

         Section 9.3. Consolidated Debt to Consolidated Total Capital Ratio. The Borrower will not permit the ratio of Consolidated Debt to Consolidated Total Capital to exceed .55 to 1 at any time.

                                   ARTICLE 10

                               NEGATIVE COVENANTS



         Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Revolving Credit Commitments and the Term Loan Commitments have been terminated, unless consent has been obtained in the manner provided for in Section 13.11, the Borrower will not:

         Section 10.1. Additional Borrowing. Create, incur, assume or suffer to exist in any manner any additional Debt unless the payment of the Loans is senior to or ranks pari passu with the payment of such additional Debt, or permit any of its Subsidiaries to create, incur, assume or suffer to exist in any manner any additional Debt; provided that nothing contained in this Section
10.1 shall prohibit (i) the Borrower from incurring any additional Debt as long as the payment of the Loans is senior to or ranks pari passu with such additional Debt and as long as the creation, incurrence, assumption or existence of such additional Debt would not otherwise result in a violation of this Agreement, (ii) any Debt of any Subsidiary existing as of the date of this Agreement which is described on Schedule 10.1, (iii) any Debt of any Subsidiary owing to the Borrower or any other Subsidiary, (iv) any Debt of any Subsidiary outstanding at the time such Subsidiary becomes a Subsidiary of the Borrower and not incurred in contemplation thereof, as long as the Debt remains the sole obligation of such Subsidiary and as long as the outstanding amount of such Debt is not voluntarily increased by such Subsidiary after the date such Subsidiary becomes a Subsidiary of the Borrower, (v) any obligations of any Subsidiary incurred in the ordinary course of its business in connection with letters of credit, appeal bonds or collateral agreements, in any case related to reinsurance obligations, loss or claims payments under policies of insurance or other regulatory requirements, (vi) any Debt of any Subsidiary incurred in connection with any acquisition financing, provided that such Debt shall not exceed the cost of the acquisition, (vii) any Debt of any Subsidiary incurred in connection with any mortgage, refinancing or sale-leaseback of any real estate currently owned by any Subsidiary, (viii) any Debt of the Borrower or any Subsidiary secured by a Permitted Lien, provided that such Debt does not exceed the value of the assets or property subject to such Permitted Lien, and (ix) any Debt of any Subsidiary under any lease or purchase agreements hereafter incurred, as long as the aggregate of such Debt incurred by the Borrower and its Subsidiaries does not exceed $5,000,000 during any Fiscal Year.

         Section 10.2. Negative Pledge. Create, incur, assume or suffer to exist any Lien upon any of its assets or properties (including, without limitation, the capital stock of any Insurance Company Subsidiary or any other Subsidiary which is a Material Subsidiary, whether such capital stock is owned on the date of this Agreement or hereafter acquired), or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its assets or properties (including, without limitation, the capital stock of any Insurance Company Subsidiary or any other Subsidiary which is a Material Subsidiary, whether such capital stock is owned on the date of this Agreement or hereafter acquired), except for Permitted Liens. The restrictions contained in this
Section 10.2 shall not apply to Unrestricted Margin Stock.

         Section 10.3. Merger, Acquisition, Sale of Assets and Liquidation. Enter into any merger or consolidation with any Pledged Subsidiary or any other Person, or sell, lease, assign, distribute or otherwise dispose of all or any material portion of its assets or liquidate in whole or in part, or permit any Material Subsidiary to enter into any merger or consolidation with any Pledged Subsidiary or any other Person, or sell, lease, assign, distribute or dispose of all or any material portion of its assets or liquidate in whole or in part; except that (i) the Borrower may merge or consolidate with any Subsidiary (other than a Pledged Subsidiary) or other Person incorporated under the laws of a State of the United States of America, if the Borrower is the surviving corporation and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, and (ii) any Subsidiary (other than a Pledged Subsidiary) may be merged or consolidated into, or may be liquidated into, or may sell, lease or transfer assets to, the Borrower or a Wholly-Owned Subsidiary (other than a Pledged Subsidiary), if, in the case of a merger or consolidation, the Borrower or the Wholly-Owned Subsidiary is the surviving corporation and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing. The restrictions contained in this Section 10.3 relating to the sale, lease, assignment, distribution and disposal of assets shall not apply to Unrestricted Margin Stock.

         Section 10.4.  Intentionally Omitted.

         Section 10.5. Certain Acquisitions. Acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the stock or the assets of any Person which is not primarily engaged in property and casualty insurance or property and casualty insurance-related businesses.

         Section 10.6.  Intentionally Omitted.

         Section 10.7. Transactions with Pledged Subsidiaries and Affiliates. Sell, lease, assign or otherwise transfer, or permit any Subsidiary to sell, lease, assign or otherwise transfer, directly or indirectly, any property or assets to a Pledged Subsidiary; make, or permit any Subsidiary to make, any loan or other advance to a Pledged Subsidiary; or enter into or be a party to, or permit any Subsidiary to enter into or be a party to, any other transaction with a Pledged Subsidiary or any Affiliate, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm's length transaction with an unrelated Person; provided that nothing contained in this Section 10.7 shall prohibit the Borrower or any Subsidiary from entering into a transaction with a Pledged Subsidiary involving the transfer of insurance and reinsurance risks as long as the transaction results in a true transfer of risk.

         Section 10.8. Sale and Leaseback. Enter into, or permit any Subsidiary to enter into, directly or indirectly, any arrangement under which the Borrower or such Subsidiary, as the case may be, sells or transfers any of the fixed assets then owed by it and thereupon or within one year thereafter rents or leases the assets so sold or transferred; provided that nothing contained in this Section 10.8 shall prohibit (i) a Subsidiary from entering into a sale-leaseback transaction involving any real estate currently owned by such Subsidiary, or (ii) the Borrower or any Subsidiary from entering into any other sale-leaseback transaction as long as such other sale-leaseback transaction, together with all other such sale-leaseback transactions of the Borrower and its Subsidiaries, does not involve assets having a value of more than $25,000,000 in the aggregate.

         Section 10.9. Use of Proceeds. None of the proceeds of the Loans will be used, directly or indirectly, in any manner which would cause any Lender to violate Regulation U, and, without limiting the generality of the foregoing, the Borrower will not permit more than 25% of the value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, that are subject to the restrictions contained in Sections 10.2 and 10.3 to be attributable to Margin Stock.

         Section 10.10. Certain Accounting Changes. Change its Fiscal Year end or make, or permit any of its Subsidiaries to make, any change in its accounting treatment and reporting practices except as required by GAAP or SAP, as applicable.

                                   ARTICLE 11

                              DEFAULT AND REMEDIES

         Section 11.1. Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

         (a) Default shall be made by the Borrower in the payment of any interest due on any one or more of the Notes when such interest is due and payable and such default shall continue unremedied for a period of two (2) days; or

         (b) Default shall be made by the Borrower in the payment of any principal due on any one or more of the Notes, when and as the same becomes due and payable, whether at the stated maturity thereof, by mandatory prepayment, by acceleration, demand or otherwise; or

         (c) Default shall be made by the Borrower in the due observance or performance of any term, covenant or agreement contained in Sections 2.7, 10.1, 10.2, 10.3 or 10.5 or contained in Article 9; or

         (d) Default shall be made by the Borrower in the due observance or performance of any other term, covenant, or agreement contained in this Agreement, and such default shall continue unremedied for a period of thirty
(30) days after the sending of written notice of such default to the Borrower by the Agent; or

         (e) Any representation or warranty made by the Borrower herein or any statement or representation made in any certificate, report, or opinion delivered pursuant hereto shall prove to have been incorrect in any material respect when made; or

         (f) Any termination payment shall be due by the Borrower under any Hedging Agreement and such amount shall not be paid within two (2) Business Days of the due date thereof; or

         (g) The Borrower or any of its Material Subsidiaries shall be generally not paying its debts as such debts become due, shall become insolvent or unable to meet its obligations as they mature, shall make an assignment for the benefit of creditors, shall consent to the appointment of a trustee or a receiver, or shall admit in writing its inability to pay its debts as they mature; or

         (h) A trustee, receiver or custodian shall be appointed for the Borrower, any Material Subsidiary or for a substantial part of any of their properties; or

         (i) Any case in bankruptcy shall be commenced, or any reorganization, arrangement, insolvency, or liquidation proceedings shall be instituted, by or against the Borrower or any Material Subsidiary and, if commenced or instituted against it, be consented to by the Borrower or such Material Subsidiary, as the case may be, or remain undismissed for a period of thirty (30) days; or

         (j) Any final judgment for the payment of money in excess of $10,000,000 which is not adequately insured or indemnified against shall be rendered against the Borrower or any Material Subsidiary and the same shall remain undischarged for a period of twenty (20) days during which time execution shall not be effectively stayed; or

         (k) Any default shall be made in the payment or performance of any other obligation incurred in connection with any indebtedness for borrowed money of the Borrower or any Material Subsidiary in excess of $20,000,000, if the effect of such default is to permit the holder of such indebtedness (or a trustee on behalf of such holder) to cause it to become due prior to its stated maturity or any such indebtedness becomes due prior to its stated maturity or shall not be paid when due; or

         (l) (a) Any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) other than members of the Markel family and trusts established by or for the benefit of members of the Markel family, shall obtain ownership or control in one or more series of transactions of more than twenty-five percent (25%) of the common stock and twenty-five percent (25%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower, or there shall have occurred under any indenture or other instrument evidencing any Debt in excess of $20,000,000 any "change in control" (as defined in such indenture or other evidence of Debt) obligating the Borrower to repurchase, redeem or repay all or any part of the Debt or capital stock provided for therein; or

         (m) Any substantial part of the properties of the Borrower or any Material Subsidiary shall be sequestered or attached and shall not have been returned to the possession of the Borrower or such Material Subsidiary, as the case may be, or released from such attachment within thirty (30) days; or

         (n) The occurrence of any of the following events: (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto,
(ii) an accumulated funding deficiency in excess of $5,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $5,000,000; or

         (o) Any provision of this Agreement or any other Loan Document shall for any reason cease to be valid and binding on the Borrower or the Borrower shall so state in writing.

         Section 11.2. Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower:

         (a) Acceleration; Termination of Facilities. Declare the principal of and interest on the Loans and the Notes at the time outstanding, and all other amounts owed to the Lenders and to the Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Revolving Credit Commitments and the Term Loan Commitments and any right of the Borrower to request or receive any Revolving Credit Loans or Term Loans thereunder; provided that upon the occurrence of an Event of Default specified in Section 11.1(i), the Revolving Credit Commitments, the Term Loan Commitments and the Borrower's right to receive Revolving Credit Loans and Term Loans thereunder shall be automatically terminated and all Obligations shall automatically become due and payable.

         (b) Rights of Collection. Exercise on behalf of the Lenders all of its and their other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Obligations.

         Section 11.3. Rights and Remedies Cumulative: Non-Waiver; Etc. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Default or Event of Default. No course of dealing between the Borrower, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Default or Event of Default.

                                   ARTICLE 12

                                    THE AGENT

         Section 12.1. Appointment. Each of the Lenders hereby irrevocably designates and appoints First Union as Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes First Union as Agent for such Lender to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall have no duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.

         Section 12.2. Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely on advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Agent with reasonable care.

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



         Section 12.3. Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person's own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of its Subsidiaries to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.

         Section 12.4. Reliance by the Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section
13.10. The Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate and it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

         Section 12.5. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         Section 12.6. Non-Reliance on the Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries. Each Lender represents that it has not relied on any Margin Stock in its credit analysis or its decision to enter into this Agreement. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder or by the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

         Section 12.7. Indemnification. The Lenders agree to indemnify the Agent in its capacity as Agent hereunder (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their respective Revolving Credit Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's bad faith, gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Notes and all other amounts payable hereunder and the termination of this Agreement.

         Section 12.8. The Agent in Its Individual Capacity. The Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Agent were not the Agent hereunder. With respect to any Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

         Section 12.9. Resignation of the Agent: Successor Agent. Subject to the appointment and

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



acceptance of a successor as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, subject to the consent of the Borrower which shall not be unreasonably withheld, to appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Agent's giving of notice of resignation, then the Agent may, on behalf of the Lenders, appoint a successor Agent, which successor shall have minimum capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

                                   ARTICLE 13

                                  MISCELLANEOUS

         Section 13.1.  Notices.

         (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telefacsimile, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telefacsimile, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Agent as understood by the Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

         (b) Addresses for Notices. Except as provided below, all notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing:

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



If to the Borrower:                Markel Corporation
                                   4551 Cox Road
                                   Glen Allen, Virginia  23060
                                   Attention: Darrell D. Martin
                                   Telephone No.: (804) 965-1635
                                   Telefacsimile No.: (804) 527-3810

With copies to:                    Markel Corporation
                                   4551 Cox Road
                                   Glen Allen, Virginia  23060
                                   Attention: Gregory B. Nevers
                                   Telephone No.: (804) 965-1673
                                   Telefacsimile No.: (804) 527-3810


If to First Union as Agent:        First Union National Bank of North Carolina
                                   First Union Capital Markets Group
                                   One First Union Center
                                   301 S. College Street, DC5
                                   Charlotte, North Carolina  28288-0735
                                   Attention:  Jed Guenther
                                   Telephone No.: (704) 383-3560
                                   Telefacsimile No.: (704) 383-7611

With copies to:                    Jeffrey M. Gill
                                   Mays & Valentine, L.L.P.
                                   1111 East Main Street
                                   Richmond, Virginia  23219
                                   Telephone No.: (804) 697-1200
                                   Telefacsimile No.: (804) 697-1339

If to any Lender:                  To the address set forth for such Lender on
                                   the signature pages hereto

Each Notice of Borrowing, Notice Regarding Term Loans, Notice of
Conversion/Continuation and other notice from the Borrower with respect to borrowings hereunder shall be sent by the Borrower to the following address, or such other address as to which the Borrower is notified in writing:

                                    First Union National Bank of North Carolina
                                    First Union Syndications
                                    One First Union Center, TW-10
                                    Charlotte, North Carolina  28288-0608
                                    Attn: Syndication Agency Services
                                    Telephone No.: (704) 383-0281
                                    Telefacsimile No.: (704) 383-0288

         (c) Agent's Office. The Agent hereby designates its office located at the address set forth immediately above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Agent's Office referred to herein, to which payments due are to be made and at which the Revolving Credit Loans will be disbursed.

         Section 13.2. Expenses; Indemnity. The Borrower will (a) pay all reasonable out-of-pocket expenses of the Agent in connection with: (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including without limitation all out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Agent (provided, however, that the Agent agrees that the obligation of the Borrower to pay such out-of-pocket syndication and due diligence expenses and reasonable fees and disbursements of counsel for the Agent in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents will not exceed $35,000 in syndication expenses and counsel fees plus actual out-of-pocket expenses incurred by the Agent's counsel), (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Agent or the Lenders relating to this Agreement or any other Loan Document, including without limitation reasonable fees and disbursements of counsel for the Agent and (iii) the administration and enforcement of any rights and remedies of the Agent and the Lenders under the Credit Facility, including consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (b) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim, investigation, litigation or other proceeding (whether or not the Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with this Agreement, any other Loan Document or the Loans, including without limitation reasonable attorneys' and consultants' fees, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

         Section 13.3. Setoff. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 13.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or (b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 11.2 and although such Obligations shall be contingent or unmatured.

         Section 13.4. Governing Law. This Agreement and the other Loan Documents have been entered into and consummated in the Commonwealth of Virginia, and this Agreement and the rights and obligations of the parties hereunder shall be construed and interpreted in accordance with the

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



laws of the Commonwealth of Virginia without regard to principles of conflict of laws.

         Section 13.5. Consent to Jurisdiction. The Borrower irrevocably consents that any legal action or proceeding against it under, arising out of or in any manner relating to, this Agreement, the Notes, or any of the other Loan Documents, may be brought in any court of the Commonwealth of Virginia located within the Eastern District of Virginia or in the United States District Court for the Eastern District of Virginia. The Borrower, by the execution and delivery of this Agreement, expressly and irrevocably consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding. The Borrower further irrevocably consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to it or to its registered agent by hand or by mail in the manner provided for in Section 13.1. The Borrower hereby expressly and irrevocably waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. Nothing in this Section 13.5 shall affect or impair in any manner or to any extent the right of the Agent or any Lender to commence legal proceedings or otherwise proceed against any Borrower in any jurisdiction or to serve process in any manner permitted by law.

         Section 13.6. Waiver of Jury Trial. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR
(2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. THE BORROWER, THE AGENT AND EACH LENDER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY OF THEM MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         Section 13.7. Reversal of Payments. To the extent the Borrower makes a payment or payments to the Agent for the ratable benefit of the Lenders or the Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

         Section 13.8. Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

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



         Section 13.9. Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by the Borrower, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

         Section 13.10.  Successors and Assigns; Participations.

         (a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Agent and the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

         (b) Assignment by Lenders. Each Lender may, with the consent of the Agent and, as long as no Default or Event of Default has occurred and is continuing, the consent of the Borrower, which consents shall not be unreasonably withheld, assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including, without limitation, all or a portion of the Loans at the time owing to it and the Notes held by it); provided that:

                  (i) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement;

                  (ii) if less than all of the assigning Lender's Revolving Credit Commitment, Term Loan Commitment or Term Loans is to be assigned, the amount so assigned shall not be less than $5,000,000;

                  (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance in the form of Exhibit G hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment;

                  (iv) such assignment shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the SEC or apply to or qualify the Loans or the Notes under the blue sky laws of any state; and

                  (v) the assigning Lender shall pay to the Agent an assignment fee of $3,000 upon the execution by such Lender of the Assignment and Acceptance; provided that no such fee shall be payable upon any assignment by a Lender to an Affiliate thereof.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five
(5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such assignment, be released from its obligations under this Agreement.

         (c) Rights and Duties Upon Assignment. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as set forth in such Assignment and Acceptance.

         (d) Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and the amount of the Loans with respect to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

         (e) Issuance of New Notes. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee together with any Note or Notes subject to such assignment and the written consent to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is substantially in the form of Exhibit G:

                  (i) accept such Assignment and Acceptance;

                  (ii) record the information contained therein in the Register;

                  (iii) give prompt notice thereof to the Lenders and the Borrower; and

                  (iv) promptly deliver a copy of such Assignment and Acceptance to the Borrower.

Within five (5) Business Days after receipt of notice, the Borrower shall execute and deliver to the Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such Eligible Assignee in amounts equal to the Loans assumed by it pursuant to such Assignment and Acceptance and a new Note or Notes to the order of the assigning Lender in an amount equal to the Loans retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes originally delivered to the assigning Lender. Each surrendered Note or Notes shall be canceled and returned to the Borrower.

         (f) Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans and the Notes held by it); provided that:

                  (i) each such participation shall be in an amount not less than $5,000,000;

                  (ii) such Lender's obligations under this Agreement shall remain unchanged;

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



                  (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations;

                  (iv) such Lender shall remain the holder of the Notes held by it for all purposes of this Agreement;

                  (v) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement;

                  (vi) such Lender shall not permit such participant the right to approve any waivers, amendments or other modifications to this Agreement or any other Loan Document other than waivers, amendments or modifications which would reduce the principal of or the interest rate on any Loan, extend the term or increase the amount of the Loans, reduce the amount of any fees to which such participant is entitled, extend any scheduled payment date for principal of any Loan or, except as expressly contemplated hereby or thereby, release any collateral securing the Obligations; and

                  (vii) any such disposition shall not, without the consent of the Borrower, require the Borrower to file a registration statement with the SEC or apply to or qualify the Loans or the Notes under the blue sky laws of any state.

         (g) Disclosure of Information: Confidentiality. The Agent and the Lenders shall hold all non-public information with respect to the Borrower obtained pursuant to the Loan Documents in accordance with their customary procedures for handling confidential information. Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 13.10, disclose to the assignee, participant, proposed assignee or proposed participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such assignee, proposed assignee, participant or proposed participant shall agree with the Borrower or such Lender to preserve the confidentiality of any confidential information relating to the Borrower received from such Lender.

         (h) Certain Pledges or Assignments. Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with Applicable Law or to any of its Affiliates.

         Section 13.11. Amendments, Waivers and Consents. Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and delivered to the Agent and, in the case of an amendment, signed by the Borrower; provided that no amendment, waiver or consent shall (a) increase the amount or extend the time of the obligation of the Lenders to make Loans (including without limitation pursuant to Section 2.6),
(b) extend the originally scheduled time or times of payment of the principal of any Loan or the time or times of payment of interest on any Loan, (c) reduce the rate of interest or fees payable on any Loan, (d) permit any subordination of the principal or interest on any Loan, (e) release any collateral or security document (other than as specifically permitted in this

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



Agreement or the applicable security document) or (f) amend the provisions of this Section 13.11 or the definition of Required Lenders, without the prior written consent of each Lender. In addition, no amendment, waiver or consent to the provisions of Article 12 shall be made without the written consent of the Agent.

         Section 13.12. Performance of Duties. The Borrower's obligations under this Agreement and each of the other Loan Documents shall be performed by the Borrower at its sole cost and expense.

         Section 13.13. All Powers Coupled with Interest. All powers-of-attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable as long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

         Section 13.14. Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Lenders are entitled under the provisions of this Article 13 and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before.

         Section 13.15. Titles and Captions. Titles and captions of Articles, sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

         Section 13.16. Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 13.17. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

         Section 13.18. Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

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                                       61

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.


                               MARKEL CORPORATION

                               By:
                               Name:
                               Title:


                               FIRST UNION NATIONAL BANK OF NORTH
                                    CAROLINA, as Agent

                               By:
                               Name:
                               Title:

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                                       62

                               FIRST UNION NATIONAL BANK OF NORTH
                                    CAROLINA, as Lender

Address:                       By:

One First Union Center         Name:

301 S. College Street, DC5     Title:

Charlotte, North Carolina  28288-0735
Attention:  Jed Guenther            Revolving Credit Commitment  $25,000,000
Telephone No.:  (704) 383-3560      Revolving Credit Commitment Percentage - 16.66%
Telefacsimile No.:  (704) 383-7611  Term Loan Commitment - $25,000,000
                                    Term Loan Percentage - 16.66%






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                                       63

                                    THE CHASE MANHATTAN BANK,
                                    as Lender

Address:                            By:

1 Chase Manhattan Plaza             Name:

4th Floor                           Title:


New York, New York  10081
Attention:  Donald L. Rands         Revolving Credit Commitment -  $20,000,000
Telephone No.: (212) 552-5969       Revolving Credit Commitment Percentage - 13.33%
Telefacsimile No.:  (212) 552-3651  Term Loan Commitment - $20,000,000
                                    Term Loan Percentage - 13.33%








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                                       64

                                       CRESTAR BANK, as Lender

Address:                               By:

919 East Main Street                   Name:

Richmond, Virginia  23219              Title:


Attention:  William A. Stratton
Telephone No.:  (804) 782-7311         Revolving Credit Commitment - $20,000,000
Telefacsimile No.:  (804) 782-5816     Revolving Credit Commitment Percentage - 13.33%
                                       Term Loan Commitment - $20,000,000
                                       Term Loan Percentage - 13.33%







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                                       65

                                     MORGAN GUARANTY TRUST COMPANY OF
                                     NEW YORK, as Lender

Address:                             By:

60 Wall Street                       Name:

New York, New York  10260-0060       Title:


Attention: Ann E. Darby
Telephone No.:  (212) 648-6732       Revolving Credit Commitment - $20,000,000
Telefacsimile No.:  (212) 648-5249   Revolving Credit Commitment Percentage - 13.33%
                                     Term Loan Commitment - $20,000,000
                                     Term Loan Percentage - 13.33%







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                                       66

                                       UNION BANK OF CALIFORNIA, N.A.,
                                       as Lender

Address:                               By:

550 S. Hope Street                     Name:

3rd Floor                              Title:


Los Angeles, California  90071
Attention: Kristine Kasselman          Revolving Credit Commitment - $20,000,000
Telephone No.: (213) 243-3546          Revolving Credit Commitment Percentage - 13.33%
Telefacsimile No.: (213) 243-3552      Term Loan Commitment - $20,000,000
                                       Term Loan Percentage - 13.33%








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                                       67

                                    THE NORTHERN TRUST COMPANY,
                                    as Lender

Address:                            By:

50 S. LaSalle Street                Name:

Chicago, Illinois  60675            Title:



Attention: Richard W. Berger
Telephone No.: (312) 444-5918       Revolving Credit Commitment - $15,000,000
Telefacsimile No.: (312) 557-2673   Revolving Credit Commitment Percentage - 10%
                                    Term Loan Commitment - $15,000,000
                                    Term Loan Percentage - 10%








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                                       68

                                   CIBC INC., as Lender

Address:                           By:

425 Lexington Avenue               Name:

New York, NY 10017                 Title:


Attention:Jerry Girardi
Telephone No.: 212-856-3649        Revolving Credit Commitment - 15,000,000
Telefacsimile No. : 212-856-3613   Revolving Credit Commitment Percentage - 10%
                                   Term Loan Commitment - $15,000,000
                                   Term Loan Percentage - 10%








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                                       69

                                              CREDIT LYONNAIS NEW YORK BRANCH,
                                              as Lender

Address:                                      By:

1301 Avenue of the Americas, 17th Floor       Name:

New York, New York  10019                     Title:

Attention: Peter Rasmussen
Telephone No.: (212) 261-7718                 Revolving Credit Commitment - $15,000,000
Telefacsimile No.: (212) 261-3401             Revolving Credit Commitment Percentage - 10%
                                              Term Loan Commitment - $15,000,000
                                              Term Loan Percentage - 10%



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                                       70